UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT  PURSUANT TO  SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (Amendment No.  )

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O’REILLY AUTOMOTIVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY PROXY STATEMENT DATED MARCH 17, 2020 – SUBJECT TO COMPLETION

March [27], 2020

Dear Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of O’Reilly Automotive, Inc. to be held at the DoubleTree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Thursday, May 14, 2020, at 10:00 a.m. Central Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting.   Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience or vote via telephone or Internet using the instructions on the proxy card.   If you attend the meeting, you may vote your shares in person even if you have previously signed and returned your proxy.

We intend to hold our Annual Meeting in person.  However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose.  In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting in a press release and a filing with the Securities and Exchange Commission as promptly as practicable, which may include holding the meeting solely by means of remote communication.  Please also monitor our website at www.OReillyAuto.com for updated information.  If you are planning to attend our meeting in person, please check the website one week prior to the meeting date for final details.   We encourage you to vote your shares prior to the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience or voting via telephone or Internet using the instructions on the proxy card.

In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Corporate Secretary, at 233 South Patterson Avenue, Springfield, Missouri 65802, (417) 874‑7161.

We look forward to seeing you at the Annual Meeting.

David O’Reilly

Chairman of the Board

PRELIMINARY PROXY STATEMENT DATED MARCH 17, 2020 – SUBJECT TO COMPLETION

O’REILLY AUTOMOTIVE, INC.

233 South Patterson Avenue

Springfield, Missouri 65802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 14, 2020

What:Annual Meeting of Shareholders (“Annual Meeting”)

When:Thursday, May 14, 2020, 10:00 a.m. Central Time

Where:DoubleTree Hotel Springfield

2431 North Glenstone Avenue

Springfield, Missouri 65803

We intend to hold our Annual Meeting in person.  However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose.  In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting in a press release and a filing with the Securities and Exchange Commission as promptly as practicable, which may include holding the meeting solely by means of remote communication.  Please also monitor our website at www.OReillyAuto.com for updated information.  If you are planning to attend our meeting in person, please check the website one week prior to the meeting date for final details.   We encourage you to vote your shares prior to the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience or voting via telephone or Internet using the instructions on the proxy card.

Why:The Annual Meeting is being held for the following purposes:

•	to elect as Directors the nine nominees named in the attached proxy statement;
•	to conduct an advisory (non-binding) vote on executive compensation;
•	to ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2020;
•	to approve a proposal to amend the Articles of Incorporation to reduce stock ownership required for shareholders to call a special meeting;
•	to approve a proposal to amend the Articles of Incorporation to delete unnecessary and outdated language related to classification of Board and to reflect other non-substantive revisions;
•	to consider and act upon two shareholder proposals, if properly presented at the Annual Meeting; and
•	to transact such other business, as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 16, 2020, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.   A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the office of the Corporate Secretary, Tricia Headley, at 2831 South Ingram Mill Road, Springfield, Missouri 65804, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for ten days prior to the date thereof.   The list will also be available for examination throughout the course of the meeting.

Your vote is important to ensure a quorum at the meeting.   Even if you own only a few shares, and whether or not you expect to be present at the meeting, we request you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card.   Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close on Wednesday, May 13, 2020, at 11:59 p.m. Eastern Time.

A copy of the Company’s Annual Shareholders’ Report for fiscal year 2019 accompanies this notice.

By Order of the Board of Directors,

Tricia Headley

Secretary

TABLE OF CONTENTS

Page

Proxy Statement	3
General Information about the Annual Meeting and Voting	3
Security Ownership of Certain Beneficial Owners	8
Security Ownership of Directors and Management	9
Proposal 1 – Election of Directors	11
Information Concerning the Board of Directors	14
Compensation of Executive Officers	21
Compensation Committee Report	27
Executive Compensation Tables	28
Audit Committee Report	35
Proposal 2 – Advisory Vote on Executive Compensation	36
Proposal 3 – Ratification of Selection of Independent Auditors	37
Proposal 4 – Amendment to Articles of Incorporation to Reduce Stock Ownership Required for Shareholders to Call Special Meeting	39
Proposal 5 – Amendment to Articles of Incorporation to Delete Unnecessary and Outdated Language Related to Classification of Board and to Reflect Other Non-Substantive Revisions	40
Proposal 6 – Shareholder Proposal Relating to Material Human Capital Risks and Opportunities	41
Proposal 7 – Shareholder Proposal Entitled “Independent Board Chairman”	44
Equity Compensation Plans	47
Annual Report	47
Future Proposals of Shareholders	47
Other Business	47
Miscellaneous	47
Communication with the Board of Directors	47
Householding of Materials	48
Additional Information	48
Annex A	A-1
Annex B	B-1

O’REILLY AUTOMOTIVE, INC.

233 South Patterson Avenue

Springfield, Missouri 65802

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”), for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the DoubleTree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Thursday, May 14, 2020, at 10:00 a.m., Central Time, and at any adjournments thereof.   Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote via telephone or Internet, using the instructions discussed below and on the proxy card, and the shares represented thereby will be voted in accordance with your instructions.  References to the Company’s website and the contents thereof do not constitute incorporation by reference of the information contained on the Company’s website, and such information is not part of this proxy statement.  The proxy statement and the accompanying proxy card is expected to first begin mailing to shareholders on or about March [27], 2020.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting.  In addition, management will report on the Company’s performance during fiscal 2019 and respond to questions from shareholders.

When and where will the 2020 Annual Meeting be held?

The Annual Meeting will be held at the DoubleTree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Thursday, May 14, 2020, at 10:00 a.m. Central Time.

We intend to hold our Annual Meeting in person.  However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose.  In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting in a press release and a filing with the Securities and Exchange Commission as promptly as practicable, which may include holding the meeting solely by means of remote communication.  Please also monitor our website at www.OReillyAuto.com for updated information.  If you are planning to attend our meeting in person, please check the website one week prior to the meeting date for final details.   We encourage you to vote your shares prior to the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience or voting via telephone or Internet using the instructions on the proxy card.

Who may vote?

Any shareholder of record, as of the record date, is entitled to receive this notice and vote their shares at the Annual Meeting.

What is a “shareholder of record”?

A shareholder of record is a shareholder whose ownership of the Company’s common stock is reflected directly on the books and records of the transfer agent, Computershare Trust Company, N.A. (“Computershare”).

What is the record date for the Annual Meeting?

The record date is March 16, 2020.   Shareholders of record at the close of business on March 16, 2020, will be entitled to vote at the Annual Meeting.  Each share of common stock will have one vote on each matter to be voted upon.

Which O’Reilly shares are included in the proxy card I received?

The proxy card you received covers the number of common shares to be voted in your account as of the record date.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

A registered shareholder owns shares that are registered directly in their name with the Company’s transfer agent, Computershare.   A beneficial owner owns shares held in a stock brokerage account or by a bank.

Why would I receive more than one proxy card?

You may receive more than one proxy card if you owned shares in more than one account.   You should vote the shares on each of your proxy cards.

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on three proposals that were solicited by the Board (Proposals 1 through 5), as well as two  shareholder proposals (Proposal 6 and Proposal 7), if properly presented at the Annual Meeting:

1)	To elect as Directors the nine nominees named in this proxy statement;
2)	To conduct an advisory (non-binding) vote on executive compensation;
3)	To ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2020;
4)	To approve a proposal to amend the Articles of Incorporation to reduce stock ownership required for shareholders to call a special meeting;
5)	To approve a proposal to amend the Articles of Incorporation to delete unnecessary and outdated language related to classification of Board and to reflect other non-substantive revisions;
6)	A shareholder proposal relating to material human capital risks and opportunities, if properly presented; and
7)	A shareholder proposal entitled “Independent Board Chairman,” if properly presented.

May I vote with my proxy card in person at the Annual Meeting?

If you wish to vote your shares in person at the Annual Meeting, you may bring a signed proxy card with your choices specified by marking the appropriate boxes on the card.

We intend to hold our Annual Meeting in person.  However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose.  In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting in a press release and a filing with the Securities and Exchange Commission as promptly as practicable, which may include holding the meeting solely by means of remote communication.  Please also monitor our website at www.OReillyAuto.com for updated information.  If you are planning to attend our meeting in person, please check the website one week prior to the meeting date for final details.   We encourage you to vote your shares prior to the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience or voting via telephone or Internet using the instructions on the proxy card.

May I vote without attending the Annual Meeting?

If you do not plan to attend the Annual Meeting, you have three options to vote your shares:

1)

Via Mail:  You may vote by properly completing and signing the enclosed proxy card and returning the card in the enclosed, postage-paid envelope.   Please specify your choices on the proxy card by marking the appropriate boxes.   Shares will be voted in accordance with your written instructions; however, it is not necessary to mark any boxes if you wish to vote in accordance with the Board’s recommendations, outlined further below.   Mark, sign and date your proxy card and return it in the postage-paid envelope provided or send it to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

2)

Via the Internet:  You may vote on the Internet by visiting www.proxyvote.com.   Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

3)	Via Telephone: Using any touch-tone telephone, you may vote your shares by dialing toll-free: 1‑800‑690‑6903. Have your proxy card in hand when calling and follow the instructions.

If you choose to vote on the Internet or by telephone, please note voting will close at 11:59 p.m. Eastern Time, on Wednesday, May 13, 2020.

If you do not attend the Annual Meeting, your shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone, or other specific arrangements have been made to have your shares represented.   Whether or not you attend the meeting, the Board encourages you to vote your shares promptly.

May I change my vote after I submit my proxy?

You may change your vote after submitting a proxy card.  If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing at the principal office at

any time prior to the voting of the proxy.   The Company’s principal executive office is located at 233 South Patterson Avenue, Springfield, Missouri 65802.

Are my votes confidential?

All shareholder meeting proxies, ballots and tabulations that identify the vote of a particular shareholder will be kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet legal requirements.  Representatives of Broadridge Financial Solutions (“Broadridge”) will act as the inspector of election and will count the votes.

How will my vote be counted?

All votes will be tabulated by Broadridge.   All properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified in the proxy card.  If no such directions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

1)	FOR the election as Directors the nine nominees named in this proxy statement;
2)	FOR the approval, by an advisory (non-binding) vote of the 2019 compensation of the Company’s Named Executive Officers;
3)	FOR the ratification of the selection of Ernst & Young LLP, as the Company’s independent auditors for the fiscal year ending December 31, 2020;
4)	FOR the proposed amendment to the Articles of Incorporation to reduce the stock ownership required for shareholders to call a special meeting;
5)	FOR the proposed amendment to the Articles of Incorporation to delete unnecessary and outdated language related to classification of Board and to reflect other non-substantive revisions;
6)	AGAINST the shareholder proposal relating to material human capital risks and opportunities, if properly presented; and
7)	AGAINST the shareholder proposal entitled “Independent Board Chairman,” if properly presented.

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein.   The Company’s shareholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

No nominee has indicated that he or she would be unable or unwilling to serve as a Director, if elected.   However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other persons in their stead as may be designated by the Board.  The Board is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

How does the Board recommend I vote?

The Board recommends a vote “FOR” each of the nominees for Director named in this proxy statement.   The Board recommends a vote “FOR” the approval, by an advisory (non-binding) vote, of the 2019 compensation of the Company’s Named Executive Officers.  The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP, as the Company’s independent auditors for the year ending December 31, 2020.    The Board recommends a vote “FOR” the proposed amendment to the Articles of Incorporation to reduce the stock ownership required for shareholders to call a special meeting.  The Board recommends a vote “FOR” the proposed amendment to the Articles of Incorporation to delete unnecessary and outdated language related to classification of Board and to reflect other non-substantive revisions.    The Board recommends a vote “AGAINST” the shareholder proposal relating to material human capital risks and opportunities, if properly presented.    The Board recommends a vote “AGAINST” the shareholder proposal entitled “Independent Board Chairman,” if properly presented.

What constitutes a quorum?

On March 16, 2020, there were 74,251,563 shares of common stock outstanding, which constitutes all of the outstanding shares of the Company’s voting capital stock.  A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum at the meeting.

What are the standards for determining whether an item has been approved?

	Quorum		Effect of	Effect of Broker Non-
Item of Business	Required	Voting Approval Standard	Abstention (1)	Votes (2)
Proposal 1: Election of Directors (3)	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 2: Advisory vote on Executive Compensation	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 3: Ratification of Selection of Independent Auditors	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Not applicable
Proposal 4: Amendment to the Articles of Incorporation to Reduce Stock Ownership Required for Shareholders to Call Special Meeting	Yes	Affirmative vote of majority of shares outstanding and entitled to vote (4)	Vote against	Vote against
Proposal 5: Amendment to the Articles of Incorporation to Delete Unnecessary and Outdated Language Related to Classification of Board and to Reflect Other Non-Substantive Revisions	Yes	Affirmative vote of majority of shares outstanding and entitled to vote (4)	Vote against	Vote against
Proposal 6: Shareholder proposal relating to Material Human Capital Risks and Opportunities	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 7: Shareholder proposal entitled “Independent Board Chairman”	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
(1)	Proxies marked “ABSTAIN” will be deemed to be represented at the Annual Meeting and considered in determining whether the requisite number of affirmative votes are cast on such matter.
(2)

A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of shares, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

(3)	Cumulative voting is not allowed for Election of Directors.
(4)	“Shares present and entitled to vote” includes shares represented in person or by proxy at the Annual Meeting.

Are the Notice, proxy statement and Annual Report available on the Internet?

The Notice, proxy statement and Annual Report are available at www.proxyvote.com.  The required control number can be found on your proxy card in the box next to the arrow.

Where may I find the voting results of the Annual Meeting?

The Board plans to announce the preliminary voting results at the Annual Meeting.   The Company plans to publish the final results in a Current Report on Form 8‑K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting, if final voting results are available at that time.   If the final voting results are not available within that time, the Company will report preliminary results in a Current Report on Form 8‑K within four business days following the Annual Meeting and will report final voting results in an amended Current Report on Form 8‑K when available.

Will a proxy solicitor be used?

No, the Company has not engaged a third party to assist in the solicitation of proxies for the Annual Meeting.

What are the deadlines for consideration of shareholder proposals or director nominations for the 2021 Annual Meeting of Shareholders?

Shareholder proposals intended to be presented at the 2021 Annual Meeting of Shareholders and included in the Company’s proxy materials relating to that meeting pursuant to Rule 14a‑8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November [27], 2020.    The Company’s Amended and Restated Bylaws (the “Bylaws”) require that shareholder proposals made outside of Rule 14a‑8 be submitted not later than February 13, 2021, and not earlier than January 14, 2021.

What are the deadlines for submitting director nominations for inclusion in the Company’s proxy materials?

Under the Bylaws, a shareholder (or a group of up to 20 shareholders) owning three percent or more of the Company’s outstanding shares of common stock continuously for at least three years may nominate and include in the Company’s proxy materials candidates for up to 20% of the Board (rounded down, but not less than two).   Nominations must comply with the requirements and conditions of the Bylaws, including the delivery of proper notice to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement not later than November [27], 2020, and not earlier than October [28], 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table summarizes information as of December 31, 2019, with respect to each person or other entity (other than management) known to the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of common stock.

	Name and Address of Beneficial	Amount and Nature of		Percent of
Class of Stock	Owner	Beneficial Ownership		Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,908,522	(1)	7.8%
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,828,499	(2)	7.7%
(1)

As reflected on such beneficial owner’s Schedule 13G/A dated February 5, 2020, provided to the Company in accordance with the Exchange Act.  Of the 5,908,522 shares reported, BlackRock, Inc. claimed sole voting power over 5,232,066 shares, shared voting power over no shares, sole dispositive power over 5,908,522 shares and shared dispositive power over no shares.

(2)

As reflected on such beneficial owner’s Schedule 13G/A dated February 10, 2020, provided to the Company in accordance with the Exchange Act.  Of the 5,828,499 shares reported, The Vanguard Group claimed sole voting power over 117,452 shares, shared voting power over 25,523 shares, sole dispositive power over 5,692,959 shares and shared dispositive power over 135,540 shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table summarizes, as of March 16, 2020, the beneficial ownership of the Company’s outstanding shares of common stock for each current Director and Director nominee of the Board, each of the Company’s current Named Executive Officers and all Directors and executive officers as a group.   Unless otherwise indicated, the Company believes that the beneficial owners set forth in the following table have sole voting and dispositive power.

	Direct	Indirect	Current Exercisable	Total	Percent of
Name	Ownership	Ownership	Options (a)	Ownership (a)	Class
David O’Reilly (b)	131,754	477,161	—	608,915	*
Larry O’Reilly (c)	133,588	175,662	—	309,250	*
Rosalie O’Reilly Wooten (d)	18,480	185,222	—	203,702	*
Greg Henslee (e)	32,813	4,997	152,673	190,483	*
Jay D. Burchfield (f)	16,962	—	—	16,962	*
Thomas T. Hendrickson (f)	1,429	—	—	1,429	*
John R. Murphy (f)	2,245	—	—	2,245	*
Dana M. Perlman (g)	1,210	—	—	1,210	*
Maria A. Sastre	—	—	—	—	*
Andrea M. Weiss (h)	381	—	—	381	*
Gregory D. Johnson (i)	4,317	961	43,688	48,966	*
Jeff M. Shaw (j)	23,587	5,620	47,648	76,855	*
Tom McFall (k)	5,646	420	85,038	91,104	*
All Directors and executive officers as a group (25 persons)	386,520	859,388	571,682	1,817,590	2.43%

*denotes less than 1.0%

(a)	With respect to each person, assumes the exercise of all stock options held by such person that were exercisable within 60 days of March 16, 2020.
(b)

The stated number of directly owned shares includes 2,029 restricted shares awarded under the Company’s long-term incentive compensation plans.   The stated number of indirectly owned shares includes 2,830 shares owned by Mr. O’Reilly’s spouse, 466,671 shares controlled by Mr. O’Reilly as trustee of a trust for the benefit of his children and 7,660 shares held in the O’Reilly Employee Savings Plan with T. Rowe Price Investment Services, Inc. (“T. Rowe Price”) as trustee.

(c)

The stated number of indirectly owned shares includes 139,321 shares controlled by Mr. O’Reilly as trustee of a trust for the benefit of his child, 14,321 shares held in a Grantor Retained Annuity Trust (“GRAT”) and 22,020 shares controlled by Mr. O’Reilly in a family registered partnership.

(d)	The stated number of indirectly owned shares is held in a GRAT.
(e)

The stated number of directly owned shares includes 1,815 restricted shares awarded under the Company’s long-term incentive compensation plans and 1,186 shares held in the O’Reilly Employee Stock Purchase Plan.   The stated number of indirectly owned shares includes owned shares held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

(f)	The stated number of directly owned shares includes 895 restricted shares awarded under the Company’s long-term incentive compensation plans.
(g)	The stated number of directly owned shares includes 933 restricted shares awarded under the Company’s long-term incentive compensation plans.
(h)	The stated number of directly owned shares includes 381 restricted shares awarded under the Company’s long-term incentive compensation plans.
(i)

The stated number of directly owned shares includes 2,204 shares held in the O’Reilly Employee Stock Purchase Plan.  The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

(j)

The stated number of directly owned shares includes 3,373 shares held in the O’Reilly Employee Stock Purchase Plan.   The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

(k)

The stated number of directly owned shares includes 3,559 shares held in the O’Reilly Employee Stock Purchase Plan.  The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

Officer and Director Stock Ownership Guidelines

The Board adopted stock ownership requirements for the Company’s independent Directors, executive officers and executive and senior vice presidents to further align their interests with those of the Company’s shareholders.   The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements quarterly.   The Compensation Committee has discretion to waive these guidelines; however, it has never done so.

The Company’s independent Directors are required to own shares of the Company’s common stock valued at a minimum of $150,000 within five years of the date they first become a Director.   For purposes of the guidelines, common stock ownership includes shares owned by the Director, directly or indirectly, and vested stock options granted to the Director, but excludes unvested restricted share awards.   As of December 31, 2019, the total stockholdings of each of the independent directors, who has been serving as a Director for at least five years, satisfied their respective stock ownership requirement.

The Company’s executive officers and executive and senior vice presidents are required to own shares of the Company’s common stock valued at the minimum of a specified multiple of their base salary within five years of first assuming their respective positions.   For purposes of the guidelines, common stock ownership includes shares owned by the officer directly, shares held by the officer in the Company’s Employee Stock Purchase Plan, shares held by the officer in the Company’s Profit Sharing and Savings Plan and the tax affected intrinsic value of the officer’s vested stock options granted under the Company’s incentive plans.  Individuals who do not achieve the required level of ownership within the prescribed period of time may, at the discretion of the Compensation Committee, be required to hold 50% of net after-tax shares issued upon the exercise of any of their stock options and may not be allowed to sell any other shares of the Company that they may own.   The stock ownership requirement does not apply after the executive officer or executive or senior vice president reaches age 62.   The Compensation Committee may waive these guidelines at its discretion; however, it has never done so.    As of December 31, 2019,  each of the Company’s executive officers and executive and senior vice presidents, who had been in their positions for at least five years, satisfied the stock ownership requirement applicable to each of them.

The following table identifies the executive officers’ and executive and senior vice presidents’ ownership requirement as of December 31, 2019:

Position	Minimum Ownership Requirement Multiple of Salary
Chief Executive Officer	5x
Chief Operating Officer	3x
Chief Financial Officer	3x
Executive Vice Presidents	3x
Senior Vice Presidents	2x

PROPOSAL 1 - ELECTION OF DIRECTORS

Information about the Director Nominees

The Company’s Bylaws and Amended and Restated Articles of Incorporation provide for the annual election of Directors.   The Board has nominated David O’Reilly,  Larry O’Reilly, Greg Henslee,  Jay D. Burchfield,  Thomas T. Hendrickson,  John R. Murphy,  Dana M. Perlman,  Maria A. Sastre and Andrea M. Weiss as Directors for a one-year term expiring at the Company’s  2021 Annual Meeting of Shareholders.

The following identifies (i) the business experience and principal occupation for at least the last five years of each of the nominees; (ii) his or her present positions and offices with the Company, if applicable; (iii) the year in which he or she was first elected or appointed a Director (each serving continuously since first elected or appointed, unless otherwise stated); (iv) his or her age; (v) his or her directorships for at least the last five years in any company with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940 (as specifically noted), as applicable; and (vi) the qualifications and skills, which the Director possesses, that qualify him or her for service on the Company’s Board.

Each of the below nominees’ current term expires in 2020.

David O’Reilly, age 70,  Affiliated Director and Chairman of the Board, has been a director since 1972.

Experience:  Mr. O’Reilly has served as Chairman of the Board since February of 2005.   Mr. O’Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of the Company from March 1993 to August 1999; and Vice President of the Company from 1975 to March 1993.

Qualifications and Skills:  Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 45 years of experience and expertise in the Company’s operations and strategic business development and has held leadership roles in numerous aftermarket industry organizations and associations, as well as having served on several bank boards and charitable organization boards.

Larry O’Reilly, age 73,  Affiliated Director and Vice Chairman of the Board, has been a director since 1969.

Experience:  Mr. O’Reilly has served as Vice-Chairman of the Board since February of 2005.   Mr. O’Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; and Vice President from 1975 to March 1993.   Mr. O’Reilly retired from active Company management in February of 2003.   Mr. O’Reilly currently serves as Chairman and Director of Mercy Hospital Springfield since January 2000; Board Member of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December 2005.

Qualifications and Skills:  Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 50 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and strategic business development.

Greg Henslee, age 59,  Affiliated Director and Executive Vice Chairman of the Board, has been a director since 2017.

Experience:  Mr. Henslee has served as a member of the Board since November 2017 and Executive Vice Chairman of the Board since May 2018.  Mr. Henslee served as Chief Executive Officer from February 2005 until May 2018.  Mr. Henslee served O’Reilly as President from December 2012 to February 2017; Co-President from 1999 to 2012; Senior Vice President of Information Systems, Inventory Control, Customer Service, Computer Operations, Pricing and Loss Prevention from 1998 to 1999; Vice President of Store Operations from 1995 to 1998; and Director of Computer Operations and Loss Prevention from 1993 to 1995.

Qualifications and Skills:  Mr. Henslee is being nominated as a Director because, among his other qualifications, he possesses over 35 years of experience in the automotive aftermarket industry and 35 years of experience and expertise in the Company’s operations, strategic planning and leadership development, as well as holds leadership positions on various automotive aftermarket organizations and associations.

Jay D. Burchfield, age 74,  Independent Director of the Board, has been a director since 1997.

Experience:  Mr. Burchfield serves as a Director, Chairman of the Compensation Committee, and Member of the Audit, Executive and Nominating and Wealth Committees of Simmons First National Corporation since May 2015; Chairman of the Board and Director of Trust Company of the Ozarks from April 1998 until his retirement in October 2015; Senior Principal of

SilverTree Companies, a real estate company, since January 2010.   Mr. Burchfield’s career has spanned more than 40 years in the banking and financial services industry.

Qualifications and Skills:  Mr. Burchfield is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the banking industry, strategic business development, executive compensation and leadership development.

Thomas T. Hendrickson, age 65,  Independent Director of the Board, has been a director since 2010.

Experience:  Mr. Hendrickson serves as a Director and Audit Committee Chairperson for Ollie’s Bargain Outlet Holdings, Inc. since 2015; Chief Administrative Officer, Chief Financial Officer and Treasurer for The Sports Authority, Inc., the parent of retailer “Sports Authority,” from 2003 until his retirement in February of 2014; Executive Vice President and Chief Financial Officer, and Treasurer of Gart Sports Company, from 1998 until its merger with Sports Authority in 2003; Vice President of Finance, Senior Vice President, and Executive Vice President and Chief Financial Officer of Sportmart, Inc., from 1993 to 1997; and Divisional Vice President and Controller of Miller’s Outpost Stores, a retailer specializing in apparel to young consumers, from 1987 to 1993. Mr. Hendrickson is a Certified Public Accountant and has over 32 years of retail business experience.

Qualifications and Skills:  Mr. Hendrickson is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry and the areas of risk assessment, accounting and finance, including experience as a chief financial officer.

John R. Murphy, age 69,  Independent Director of the Board, has been a director since 2003.

Experience:  Mr. Murphy serves as a director and the Audit Committee Chairman of Apria Healthcare since 2019.  Mr. Murphy also serves as a director and the Audit Committee Chairman of Summit Materials, Inc. (“Summit”) since 2012, he is also a member of the Governance and Nominating Committee.   In 2013, Mr. Murphy served as Summit’s Interim Chief Financial Officer.  In addition, Mr. Murphy serves as a director and the Audit Committee Chairman of Alight Solutions since 2019.   In 2012, Mr. Murphy was named a director and Audit Committee Chairman of DJO Global, Inc., he served in that capacity until 2019.   In 2011, Mr. Murphy served as a director, Audit Committee and Special Committee member of Graham Packaging, Inc. until September of that year.  Mr. Murphy served as Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation (“Smurfit-Stone”) from 2009 to 2010, where he led the financial restructuring of Smurfit-Stone during its Chapter 11 reorganization.   Mr. Murphy was President and Chief Executive Officer of Accuride Corporation, Inc. (“Accuride”) and a member of its board of directors until October 2008.   Mr. Murphy served as Accuride’s President and Chief Operating Officer from January 2007 to October 2007.   Accuride filed Chapter 11 bankruptcy in October 2009 and emerged in 2010.   He served as President and Chief Financial Officer from February 2006 to December 2006 and as Executive Vice President and Chief Financial Officer from March 1998 to January 2006.   Mr. Murphy holds a Bachelor of Science in Accounting from Pennsylvania State University and a Master of Business Administration from the University of Colorado and is a Certified Public Accountant.

Qualifications and Skills:  Mr. Murphy is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the automotive aftermarket industry, in the accounting and finance areas, including experience as a chief financial officer, and he possesses experience in restructuring and mergers and acquisitions.

Dana M. Perlman, age 39,  Independent Director of the Board, has been a director since 2017.

Experience:  Ms. Perlman serves as Senior Vice President, Treasurer, Business Development and Investor Relations of PVH Corp. (“PVH”) since 2011, where she oversees the management of accounts receivable, treasury and capital markets, corporate communications, investor relations and crisis communications.   Ms. Perlman is also responsible for business development at PVH, where she assists in corporate strategy, acquisitions and strategic projects.   Prior to joining PVH,  Ms. Perlman served as Director of Retail Investment Banking at Barclays Capital.  Prior to her role at Barclays Capital, Ms. Perlman held positions with Lehman Brothers and Credit Suisse First Boston.   Ms. Perlman earned a Bachelor’s Degree in Business Administration from The University of Michigan Ross School of Business.

Qualifications and Skills:  Ms. Perlman is being re-nominated as a director because, among her other qualifications, she possesses over 15 years of experience and expertise in the global retail industry and the areas of finance, investment banking, business development, acquisitions, risk management, corporate and employer branding and investor communications.

Andrea M. Weiss, age 65,  Independent Director of the Board, has been a director since 2019.

Experience:    Ms. Weiss is the founder of and serves as President and Chief Executive Officer of Retail Consulting, Inc. since 2002.   Ms. Weiss is also the founder of The O Alliance, LLC, a global consulting practice focused on retail, e-commerce and consumer companies.   Prior to founding Retail Consulting, Inc.,  Ms. Weiss was President of dELiA*s, Inc., President of Guess?, Inc., Executive Vice President, Chief Stores Officer of L Brands, Inc., Senior Vice President of Ann Inc., and Director

of Merchandising of The Walt Disney Company.   Ms. Weiss is also a board member for Cracker Barrel Old Country Store, Inc. since 2003, RPT Realty since 2018 and Bed Bath & Beyond Inc. since 2019.  Ms. Weiss currently serves on several private advisory boards as well.   Ms. Weiss served on the board of directors of GSI Commerce from 2006 to 2011, Chico’s FAS, Inc. from 2009 to 2018, The Pepboys - Manny, Moe & Jack from 2013 to 2016 and Nutrisystem, Inc. from 2013 to 2019.   Ms. Weiss holds a Masters of Administrative Science from The Johns Hopkins University and a Bachelor of Fine Arts from Virginia Commonwealth University.  Ms. Weiss also completed post-graduate studies at Harvard Business School and The Kellogg School at Northwestern University.

Qualifications and Skills:    Ms. Weiss is being re-nominated as a director because, among her other qualifications, she possesses over 30 years of experience in the retail industry and the areas of marketing, consumer branding, proprietary brand development, consumer behavior, global retail and e-commerce operations and board governance.

The below director nominee is not currently serving as a director and was nominated for election by the Board in January of 2020:

Maria A. Sastre, age 64,  Independent Director Nominee.

Experience:    Ms. Sastre served as President and Chief Operating Officer of Signature Flight Support Corporation (“Signature”), the world’s largest network of fixed-based operations and support services for business, government and private aviation, from 2013 until her retirement in 2018. Ms. Sastre joined Signature in 2010 as its Chief Operating Officer.  Prior to joining Signature, Ms. Sastre was President and Chief Executive Officer of Take Stock in Children, Inc. from 2009 to 2010, a senior executive with Royal Caribbean Cruises LTD from 2000 to 2008, where she held the positions of Vice President, International, Asia, Latin America & Caribbean and Vice President of Hotel Operations, and, prior to 2000, she held numerous domestic and international executive and leadership positions with United Airlines, Inc., Continental Airlines, Inc. and Eastern Airlines, Inc.  Ms. Sastre is also a board member of General Mills, Inc. since 2018.  Ms. Sastre currently serves on several private and non-profit boards as well, including Guidewell Mutual Holding Corporation since 2016, where she serves as Chair of the Talent & Compensation Committee, and Miramar Services Corporation since 2019.  Ms. Sastre served on the board of directors of Darden Restaurants, Inc. from 1998 to 2014, where she also served as Chair of the Finance Committee for part of her tenure, and Laidlaw International, Inc. from 2003 to 2007.  Ms. Sastre holds a Bachelors of Arts in management and Masters of Business Administration from New York Institute of Technology, as well as an Associate degree in accounting from Miami Dade College.  Ms. Sastre also received an Honorary Doctorate Degree in business administration from Johnson & Wales University.

Qualifications and Skills:    Ms. Sastre is being nominated as a director because, among her other qualifications, she possesses experience in global operations, marketing, mergers and acquisitions and e-commerce and over 20 years of public company board experience, including audit, finance, corporate governance and compensation committees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ELECTED NOMINEES.

Current Board member, Rosalie O’Reilly Wooten,  has not been nominated for re-election, as she is expected to retire from the Board in May 2020 (at the end of the 2019 director term), consistent with the Board’s mandatory retirement age policy.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Rules of the Nasdaq Stock Market (the “Nasdaq”) require that a majority of the Board be “independent.”  Under the Nasdaq rules, a director or director nominee is independent if he or she is not an officer or employee of the Company and does not have any relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.   The Board has reviewed the independence of its Directors and director nominee under the Nasdaq rules.   During this review, the Board considered transactions and relationships between each Director or any member of his or her family and the Company during 2019.   Please see discussions in “Affiliated Relationships” and “Certain Relationships and Related Transactions” sections for further descriptions, by specific category and type, of the transactions and relationships reviewed.  Consistent with these considerations, the Board has determined that Messrs. Burchfield, Hendrickson, and Murphy, and Mss. Perlman and Weiss (“independent Directors”), as well as Ms. Sastre, director nominee, are independent under the Nasdaq rules.

Affiliated Relationships

David O’Reilly, Larry O’Reilly and Rosalie O’Reilly Wooten, Directors of the Board, are siblings.  David O’Reilly also serves as Chairman of the Board of the Company.

Leadership Structure

The Company’s leadership structure, within its Board, consists of a Chairman of the Board, two Vice Chairmen of the Board, an Independent Lead Director, an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee.   The Independent Lead Director also serves on the Audit Committee and the Compensation Committee.  All Committee members satisfy the independence requirements under the Nasdaq rules.   The Company’s Bylaws permit the positions of Chairman of the Board and Chief Executive Officer to be held by the same person; however, the Board believes these roles and their attendant responsibilities should be separate and fulfilled by two separate individuals.   The Company believes having separate roles allows its Board to effectively provide guidance to and oversight of its management.   As a result, David O’Reilly serves in the role of Chairman of the Board and Gregory D. Johnson serves in the role of Chief Executive Officer

Independent Lead Director

From time to time, in the interest of sound corporate governance, the Board may appoint an Independent Lead Director.   The Board believes that the designation of an Independent Lead Director improves the functionality of the Board and its Committees and aids in the fiduciary obligations each Director has to the Company and its shareholders.   In May of 2018, the Corporate Governance/Nominating Committee nominated, and the Board approved, Jay D. Burchfield to serve as Independent Lead Director.   Mr. Burchfield has served as Independent Lead Director since that time.

The responsibilities of the Independent Lead Director include, but are not limited to, the following:

•	Serves as a liaison among other Directors, with the Company’s management, between Board committees and the Board;
•	Presides at Board meetings in the absence of the Chairman of the Board, or at the request of the Chairman of the Board;
•	Ensures Board leadership in the absence or incapacitation of the Chairman of the Board;
•

Chairs executive sessions involving only the independent Directors, develops the agenda for executive sessions to ensure that independent Directors have adequate opportunities for these meetings to be held and adequate time to discuss issues and communicates with the Company’s management, as appropriate, the results of the executive sessions;

•

Consults with the Chairman of the Board as to the appropriate schedules and agendas of Board meetings to ensure there is sufficient time available for serious discussion of appropriate topics proposed by the independent Directors;

•	Advises the Chairman of the Board on the conduct of Board meetings to facilitate teamwork and communication among independent and non-independent Directors;
•

Together with the Chairman of the Board, collaborates with the Company’s management to determine the information and materials provided to the Directors, so that the independent Directors have adequate resources, especially by way of full, timely and relevant information, to support their decision-making responsibilities;

•	Entitled to request materials from and receive notice of, and attend, all meetings of Board committees;
•	Collaborates with the Chairman of the Board and Corporate Governance/Nominating Committee on Board succession planning;
•	Is available to advise committee chairpersons in fulfilling their designated roles and responsibilities to the Board;

•

Acts as the focal point on the Board concerning issues such as corporate governance and suggestions from independent Directors and monitors and coordinates with the Company’s management on corporate governance issues and developments;

•	Collaborates with the Corporate Governance/Nominating Committee to ensure a succession plan is in place for the Company’s Chief Executive Officer;
•	Collaborates with the Board to guide the Company’s management on strategic issues and long-term planning;
•	Consults with the Chairman of the Board on such matters as are pertinent to the Board and the Company;
•	Is available for direct communication and consultation with shareholders, upon request through Board approved procedures; and
•	Performs such other duties as the Board or Chairman of the Board may delegate, from time to time.

Meeting Attendance

During 2019,  four regularly scheduled meetings of the Board were held.   During such year, each current Director attended 100% of the total number of meetings of the Board during his or her term of service.   During 2019, each independent Director attended 100% of the total number of meetings held by all committees of the Board for which he or she served, with the exception of Mr. Murphy who attended 96% and Ms. Weiss who attended 85% of the total number of meetings held by all committees of the Board for which each served.

Time is allotted at each Board meeting for an executive session involving only the independent Directors.   The Company’s independent Directors held four closed-session meetings during 2019, and each current independent director attended all meetings during his or her term of service.

The Company encourages, but does not require, the members of its Board to attend the Annual Meeting.   Each director then serving on the Board attended the Company’s  2019 Annual Meeting.

Committees of the Board

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee.  Each committee is governed by a written charter and is comprised solely of independent Directors in accordance with the Nasdaq Listing Qualifications.   Charters for each committee are available on the Company’s website at www.OReillyAuto.com and can be obtained free of charge by written request to the attention of the Secretary at the Company’s address appearing on the first page of this proxy statement or by telephone at (417) 874‑7161.

Because David O’Reilly,  Larry O’Reilly, Rosalie O’Reilly Wooten and Greg Henslee do not qualify as independent Directors, they do not participate on any committees of the Board.

Audit Committee

Number of Members:Five

Members:Thomas T. Hendrickson (Chairperson), Jay D. Burchfield,  John R. Murphy,  Dana M. Perlman and Andrea M. Weiss

Number of Meetings during 2019:Eight

Purpose and Functions:

The purpose of the Audit Committee is to

(i)	review reports of the Company’s financial results, audits and internal controls and communicate the results of those evaluations to management;
(ii)	review the Company’s financial policies and procedures and direct changes as appropriate;
(iii)	direct and oversee the performance of the Company’s internal audit function;
(iv)	recommend the engagement of the Company’s independent auditors;
(v)	confer with the independent auditors regarding the adequacy of the Company’s financial controls and fiscal policy in accordance with generally accepted auditing standards; and
(vi)	review the independent auditor’s procedures for ensuring its independence with respect to the services performed for the Company.

The Board has determined that each member of the Audit Committee is “independent” pursuant to the Nasdaq rules, as well as the independence requirements for audit committee members under Rule 10A‑3 promulgated under the Exchange Act.   In addition, the Board has determined that Mr. Hendrickson, Chairperson of the Audit Committee, is qualified as an audit committee financial expert, as that term is defined in the rules of the SEC.   The Company’s Audit Committee Charter may be viewed on its website at www.OReillyAuto.com.

Compensation Committee

Number of Members:Three

Members:John R. Murphy (Chairperson), Jay D. Burchfield and Thomas T. Hendrickson

Number of Meetings during 2019:Four

Purpose and Functions:

The purpose of the Compensation Committee is to

(i)	act on behalf of the Board with respect to the establishment and administration of the policies governing the annual compensation of the Company’s executive officers;
(ii)	define and articulate the Company’s overall executive compensation philosophy and to administer and approve all elements of compensation for the Company’s executive officers and senior management;
(iii)	review and approve the corporate goals and objectives relevant to the Chairman of the Board and CEO’s compensation;
(iv)	evaluate the Chairman of the Board and CEO’s performance based on those goals and objectives;
(v)	work with, and receive recommendations from, the Company’s Human Resources Department regarding the Company’s executive officers total compensation; and
(vi)	oversee the awards and related actions under the Company’s various equity plans.

Because the Company’s executive leadership is of critical importance to the Company’s success, the succession planning process is led by the Compensation Committee.   This committee reviews the Company’s succession planning practices and procedures and makes recommendations to the Board concerning succession developments, while ensuring the appropriate succession plans are in place for key executive positions.

The Committee has the authority to retain consultants and advisors, as it may deem appropriate in its discretion.   The Committee has, from time to time, historically utilized third party compensation survey data and/or outside consultant advisors in order to achieve its goal of attracting and retaining executive officers who contribute to the long-term success of the Company.   During 2019, the Company did not engage an outside consultant advisor for compensation advisory services.   The Company’s Compensation Committee Charter may be viewed on its website at www.OReillyAuto.com.

Corporate Governance/Nominating Committee

Number of Members:Three

Members:Dana M. Perlman (Chairperson), John R. Murphy and Andrea M. Weiss

Number of Meetings during 2019:Four

Purpose and Functions:

The purpose of the Corporate Governance/Nominating Committee is to

(i)

establish criteria for the selection of Directors, identify any additional skills sets or attributes necessary to fill gaps on the current Board and to recommend to the Board the nominees for Director in connection with the Company’s Annual Meeting of the shareholders;

(ii)	take a leadership role in shaping the Company’s corporate governance policies and to issue and implement the Corporate Governance Principles of the Company;
(iii)	develop and coordinate annual evaluations of the Board, its committees and its members;
(iv)	advise the Board regarding long-term Board succession;
(v)	adhere to all legal standards required by the SEC and Nasdaq; and
(vi)	review and assess the Company’s environmental, sustainability, social and governance policies, goals and programs, and make recommendations to management based on their review and assessment.

The Company’s Corporate Governance Principles may be viewed along with the Corporate Governance/Nominating Committee Charter on its website at www.OReillyAuto.com.

The Corporate Governance/Nominating Committee does not have a written policy on the consideration of Director Candidates recommended by shareholders.   It is the view of the Board that all candidates, whether recommended by a shareholder or the Corporate Governance/Nominating Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees.   The established criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole, at a minimum, includes

•	a candidate’s qualification as “independent” under the federal securities laws and the rules and regulations of the SEC and Nasdaq applicable to the Board and each of its committees;
•	depth, breadth and diversity of experience within the Company’s industry and otherwise;
•	commitments outside of the Board and the ability to devote adequate time to Board and committee matters;
•	special areas of expertise;
•	accounting and financial knowledge;
•	willingness to apply sound and independent business judgment;
•	leadership ability;
•	experience in developing and assessing business strategies;
•	corporate governance expertise;
•	risk management skills; and
•	for incumbent members of the Board, the past performance of the incumbent director.

The Corporate Governance/Nominating Committee regularly engages and considers director succession for the members of its Board, committees and committee chairs to ensure a mix of knowledge and abilities, expertise and tenure that promote and support the Company’s long-term success, while giving consideration to evolving skills, perspective and experience needed on the Board to perform its corporate governance role.  In addition, when the Corporate Governance/Nominating Committee seeks a new candidate for directorship, it seeks qualifications from the individual that satisfy the established criteria for a person to be nominated and a candidate that will complement the attributes and perspective of the other members of the Board.   As the Company’s strategic priorities and the composition of the Board evolve, the priorities and emphasis of qualifications the Corporate Governance/Nominating Committee is seeking in a candidate will change from time to time.  Individuals identified by the Corporate Governance/Nominating Committee as qualified to become directors are then recommended to the Board for nomination, and the Board determines the nominees for election after considering the recommendation and report of the Corporate Governance/Nomination Committee.

Finding qualified candidates interested in serving as director is of the highest level of importance to the Corporate Governance/Nominating Committee.   As such, the Corporate Governance/Nominating Committee may use any and all appropriate methods at its disposal for identifying candidates for election.   The Corporate Governance/Nominating Committee’s methods for identifying candidates for election to the Company’s Board include the solicitation of possible candidates from a number of sources, including engaging with outside search firms, from members of its Board, its executives, individuals personally known to the members of its Board and other research.  Shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to O’Reilly Automotive, Inc. Corporate Governance/Nomination Committee, attention to Tricia Headley, at 233 South Patterson Avenue, Springfield, Missouri 65802.   The Board believes it is best qualified to evaluate candidates based on its knowledge of the Company’s business structure, and the Corporate Governance/Nominating Committee may retain one or more third-party search firms to identify suitable candidates.   The Corporate Governance/Nominating Committee retained The Stewart Group, Inc. to assist with the search for a suitable candidate to fill the vacancy due to Mrs. Rosalie O’Reilly Wooten’s expected retirement from the Board at the end of the 2019 director term, resulting in the nomination of Ms. Maria A. Sastre.

Shareholder Nominations

A shareholder who desires to nominate one or more persons for election as director(s) shall deliver “timely notice” (as defined in Section 12, Article II of the Company’s Bylaws) of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement.  In accordance with Section 13, Article II of the Bylaws, such notice shall set forth

(i)	the name and address of record of the shareholder who intends to make the nomination;
(ii)	the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice;
(iii)	the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee;

(iv)

a description of all arrangements or understandings between the shareholder and each nominee, and other arrangements or understandings known to the shareholder, pursuant to which the nomination or nominations are to be made by the shareholder; any other information regarding each proposed nominee that would be required to be included in a proxy statement filed with the SEC; and

(v)	the written consent of each proposed nominee being so named to serve as a Director of the Company.

The presiding officer of a meeting may, if the facts warrant, determine at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should make that determination, he or she shall so declare at the Annual Meeting, and the defective nomination shall be disregarded.

Risk Oversight

It is management’s responsibility to assess and manage the Company’s exposure to various risks and bring the Company’s most material risks to the Board’s attention.  The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company.  In its oversight role, the Board annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company.

A quarterly risk overview is provided to the Board by the Company’s General Counsel, the Company’s Senior Vice President of Information Technology and the Company’s Vice President of Treasury and Government Affairs, which details the Company’s current and potential risk exposure to litigation, information technology, cybersecurity and self-insurance.  In addition, quarterly operational updates and risk assessments are provided by Vice Presidents of selected operational areas, including acquisitions, store operations, distribution operations, finance and real estate.

The Board has delegated certain risk management oversight responsibility to the Board committees, as detailed below.  Each committee regularly reports to the full Board.

Audit Committee Risk Oversight

The Audit Committee provides risk management oversight for areas including economic, financial (such as accounting, credit, liquidity and tax), legal, compliance and regulatory risks.  As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.  Specific risk assessment areas include reviews of the Company’s Corporate Risk Assessment and Management Status Report (which identifies the material strategic and operational Company business risks and the controls that respond to and mitigate those risks), the Company’s Code of Conduct and Ethics program compliance, related party transactions, insider trading policy compliance, the Company’s TIPS Hotline activity, the appropriate interpretation and application of new accounting standards, the internal auditor’s comprehensive audit plan and the external auditor’s independence and audit effectiveness.  The Audit Committee also reviews, with management, the Company’s financial performance and financing arrangements and meets with the Company’s internal and external auditors to review the Company’s compliance with all applicable financial reporting and Sarbanes-Oxley requirements.

Compensation Committee Risk Oversight

The Compensation Committee provides risk management oversight for areas including compensation, retention, human capital management, diversity and inclusion risks.  Specific risk assessment areas include reviews of executive officer succession planning, senior management development plans and approval of promotions, total compensation for the Company’s executives and senior management, including base salary, incentive compensation, benefits, and perquisites to ensure they are market competitive and consistent with the Company’s performance goals and ensures that these compensation plans and arrangements do not create inappropriate risks.

Corporate Governance/Nominating Committee Risk Oversight

The Corporate Governance/Nominating Committee provides risk management oversight for areas including director succession planning and skills assessment, operations, business, competitive and reputation risks.  Specific risk assessment areas include reviews of the Company’s corporate governance guidelines and their implementation, the Company’s Code of Conduct and Ethics program compliance, the Board committee charters, the Company’s Corporate Governance Principles, updates on shareholder activism and the Company’s environmental, social and governance policies and disclosures.

Under the oversight and direction of the Corporate Governance/Nominating Committee, the Company issued its inaugural 2018 Sustainability, Social, & Governance Report in 2019, which illustrates the Company’s approach to human capital management, workforce diversity and inclusion, labor practices, environmental consciousness and governance initiatives.  The Report is available on the Company’s website at www.OReillyAuto.com.

Board Diversity

In selecting a Director nominee, the Corporate Governance/Nominating Committee focuses on skills, viewpoints, expertise and background that would complement the existing Board.  While the Board does not have a formal policy on Board diversity as it relates to the selection of nominees for the Board, the Corporate Governance/Nominating Committee will consider diversity in market knowledge, experience, employment, ethnicity, gender and geography among other factors.   Decisions by the Board regarding continued service of Directors are made based on expected contributions to the Board in furtherance of the interests of shareholders.

Compensation of Directors

Independent Directors

Independent Directors are paid an annual fee and meeting fees for attendance at each Board and Committee meeting, with the Independent Lead Director receiving an additional annual fee for service on the Board.   Each Committee Chairperson is paid an additional fee for service as chairperson of each respective Committee.

To assist the Company in recruiting and retaining qualified Directors, the Company also awards each independent Director an annual restricted share award that vests annually in equal installments over a three-year period.   Upon resignation from the Board for any reason other than retirement, death or disability, all outstanding, unrested equity awards are immediately forfeited.   The Board makes an annual determination of the number of restricted shares to be awarded to every independent Director.

The following table summarizes the compensation paid to the independent Directors, including stock awards, for the year ended December 31, 2019:

Annual fee	$80,000
Annual Independent Lead Director fee	$10,000
Committee Chairperson fees	$10,000	Audit Committee
	$7,500	Compensation Committee
	$5,500	Corporate Governance/Nominating Committee
Board of Director meeting fees	$2,500	for attendance at each quarterly meeting of the Board
Special meeting fees	$1,000	for attendance at each special meeting of the Board
Restricted stock

In May of 2019, each independent Director was awarded a number of restricted shares valued at approximately $140,000.  The restricted shares vest in equal annual installments over a three-year period commencing on the first anniversary of the award.  In May of 2019, each independent Director received 381 restricted shares awarded at a price of $367.77 per share.

Non-qualified stock options	No stock option awards were granted during 2019.

Independent Director fees in the aggregate amount of $493,750 were paid during 2019 and independent Director restricted stock awards with an aggregate fair value of $700,602 were granted in 2019.

Affiliated Directors

The Affiliated Director compensation plan provides for an annual cash retainer of $230,000 and quarterly meeting fees of $2,500 for attendance at each Board meeting to affiliated Directors  (including, for the 2019 term, Larry O’Reilly and Rosalie O’Reilly Wooten).  Affiliated Directors are not paid any other fee amounts and are not granted equity awards in their capacity as directors.

David O’Reilly and Greg Henslee do not receive any additional compensation for services they provide as Directors and are compensated solely for the services they provide as executive officers.

The following table summarizes the compensation paid to all Directors for the year ended December 31, 2019, other than David O’Reilly and Greg Henslee whose compensation is fully reflected in the “Summary Compensation Table” portion of this proxy statement:

DIRECTOR COMPENSATION
					Change in
					Pension Value
	Fees				and
	Earned or			Non-Equity	Nonqualified
	Paid In	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($) (a)	($)	($)	Earnings	($) (b)	($)
Larry O’Reilly	236,539	—	—	—	—	352	236,891
Rosalie O’Reilly Wooten (c)	236,539	—	—	—	—	—	236,539
Jay D. Burchfield	102,750	140,120	—	—	—	—	242,870
Thomas T. Hendrickson	102,750	140,120	—	—	—	—	242,870
John R. Murphy	99,250	140,120	—	—	—	—	239,370
Dana M. Perlman	96,875	140,120	—	—	—	—	236,995
Ronald Rashkow (d)	24,625	—	—	—	—	—	24,625
Andrea M. Weiss	67,500	140,120	—	—	—	—	207,620
(a)

Stock awards granted to Directors represent restricted shares, which vest in equal annual installments over a three-year period commencing on the first anniversary of the award.   The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company’s common stock on the date of the award.   Please see Note 11 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included on its Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).   The table below summarizes the Directors’ outstanding restricted share awards as of December 31, 2019:

	Stock Awards
	Number of Shares or Units of Stock That Have		Market Value of Shares or Units of Stock That
	Not Vested		Have Not Vested
Name	(#)		($)
Jay D. Burchfield	895	(i)	392,243
Thomas T. Hendrickson	895	(i)	392,243
John R. Murphy	895	(i)	392,243
Dana M. Perlman	826	(ii)	362,003
Andrea M. Weiss	381	(iii)	166,977
(i)

Represents restricted shares granted on May 10, 2017,  May 9, 2018, and May 8, 2019.   The restricted shares granted on May 10, 2017, vest in one installment of 175 shares on May 10, 2020.  The restricted shares granted on May 9, 2018, vest in two installments of 170 shares on May 9, 2020, and 169 shares on May 9, 2021.   The restricted shares granted on May 8, 2019, vest in three installments of 127 shares each on May 8, 2020, May 8, 2021, and May 8, 2022.

(ii)

Represents restricted shares granted on November 9, 2017, May 9, 2018, and May 8, 2019.  The restricted shares granted on November 9, 2017,  vest in one installment of 106 shares on November 9, 2020.   The restricted shares granted on May 9, 2018, vest in two installments of 170 shares on May 9, 2020, and 169 shares on May 9, 2021.  The restricted shares granted on May 8, 2019, vest in three equal installments of 127 shares each on May 8, 2020,  May 8, 2021, and May 8, 2022.

(iii)	Represents restricted shares granted on May 8, 2019. The restricted shares granted on May 8, 2019, vest in three installments of 127 shares each on May 8, 2020, and May 8, 2021, and May 8, 2022.
(b)	The “All Other Compensation” column includes personal benefits valued at less than $10,000 and consisted of personal use of the Company plane.
(c)	Expected to retire from the Board in May 2020 (at the end of the 2019 director term), consistent with the Board’s mandatory retirement age policy.
(d)	Retired from the Board in May 2019 (at the end of the 2018 director term), consistent with the Board’s mandatory retirement age policy.

In addition, all Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, nor has ever been, an officer or an employee of the Company or any of its subsidiaries.   None of the Company’s executive officers served as a director or as a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of the Company or a member of the Compensation Committee during 2019.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section describes the compensation packages of the Company’s principal executive officer, principal financial officer, and three other most highly compensated officers who were employed by the Company on December 31, 2019 (such individuals are referred to as the “Named Executive Officers” or “NEOs” in this proxy statement).   The NEOs and their positions are identified below:

•	David O’Reilly - Chairman of the Board
•	Greg Henslee - Executive Vice Chairman of the Board
•	Gregory D. Johnson - Chief Executive Officer and Co-President
•	Jeff M. Shaw - Chief Operating Officer and Co-President
•	Tom McFall - Chief Financial Officer and Executive Vice President

Executive summary

The Compensation Committee of the Board is responsible for reviewing the performance of the Company’s  NEOs, Executive Vice Presidents and Senior Vice Presidents (together, its “executive officers”), recommending to the Board compensation packages and specific compensation levels for its executive officers and other management team members, establishing policies and guidelines for other benefit programs and administering the award of stock options and other stock-based incentives under the Company’s incentive plans.

At the 2019 Annual Meeting, over 95% of the votes cast in the advisory vote on executive compensation, which were present and entitled to vote on the matter, were in favor of the compensation of the Company’s  NEOs as disclosed in the 2019 proxy statement.   The Board believes that the outcome of this proposal evidences the commitment of the Compensation Committee to open dialogue with the Company’s shareholders regarding the Company’s executive compensation program, and the Compensation Committee has and will continue to consider these voting results and shareholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of the Company’s executive officers with the interests of its shareholders.

The policies and procedures of the Compensation Committee are designed to assist the Board in its oversight of the implementation and effectiveness of its policies and strategies regarding the investment in the Company’s most important asset, its employees (whom the Company refers to as “Team Members”).   These strategies and policies include, but are not limited to,

•	recruiting and retaining qualified Team Members;
•	supporting the career development and progression of Team Members;
•	management succession, in conjunction with the Company’s Corporate Governance/Nominating Committee; and
•	other employment practices.

Compensation objectives and philosophy

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable, and which encourages and rewards performance based in part upon the Company’s performance in terms of increases in shareholder value.   The Company’s compensation objectives include both long-term, share-based incentives and short-term, cash incentives.   The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.

Risk assessment of compensation programs

The Compensation Committee has reviewed the potential effects of the various components of the Company’s executive officers’ compensation and benefits programs on individual and collective behavior and, ultimately, on its risk profile and overall approach to risk management.   During its review, the Compensation Committee focused on the Company’s short-term incentives, long-term incentives, and change in control benefits as having the greatest potential to create incentives for individual or collective risk taking.  Following a thorough review of these and the other components of the Company’s compensation and benefits programs, the Compensation Committee has determined that the programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create need for inappropriate risk-taking by its Team Members, and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Overview of compensation programs

The key elements of the compensation packages for the Company’s executive officers, including the NEOs, are base salary, annual cash incentive compensation and long-term, share-based incentives.   In determining the composition of elements in each compensation package, the Compensation Committee aims to create a balanced set of rewards, utilizing market-driven influences and external compensation benchmarks, as well as the Company’s current cash considerations.   To ensure that the Company thrives in the competitive talent market, the Compensation Committee reviews industry resources, references and other benchmark reports to determine competitive market ranges and reasonable levels of compensation.

In reviewing the compensation packages of each of the Company’s executive officers and management, the Compensation Committee tallies the corresponding dollar value of each element of an individual’s compensation, including salary, incentive compensation, accumulated realized and unrealized share-based compensation gains, the dollar value to such individual and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated benefits under the Company’s non-qualified deferred compensation program and the potential impact of several potential severance and change-in-control scenarios.  For new appointments to senior executive management, the Company’s management presents compensation recommendations to the Compensation Committee for consideration.

Competitive assessments

The Company’s Human Resources Department provides the Compensation Committee with industry benchmark information and compensation survey data from the companies in its peer group, including peer salary, bonus, incentive compensation, share-based compensation and other compensation.   The Compensation Committee considers the Company’s relative performance compared with an established group of peer companies in the automotive aftermarket industry, other specialty retailers.

The group of peer companies is reviewed annually by the Compensation Committee to ensure that the comparisons are meaningful.  The Compensation Committee evaluates peers that conduct business outside of the automotive aftermarket industry based on criteria such as revenue, operating margin, net income, market capitalization, team member count and one and three year total shareholder returns, as applicable.    In addition to these key financial and operational metrics, the Compensation Committee also evaluates potential peers based on competition for team member recruitment and companies whose general customer demographics are similar to those of O’Reilly’s.

Based on its annual review using the previously described criteria, the Compensation Committee removed seven companies from the prior year’s peer group and added seven companies to the Company’s 2019 peer group.  The companies added and removed from the peer group are identified in the following table:

Peer Group Changes
Removal from Peer Group	Addition to Peer Group
Asbury Automotive Group, Inc.	Darden Restaurants, Inc.
Group 1 Automotive, Inc.	Foot Locker, Inc.
Lithia Motors, Inc.	Kohl’s Corporation
The Michaels Companies, Inc.	L Brands, Inc.
Monro Muffler Brake, Inc.	Ross Stores, Inc.
Penske Automotive Group, Inc.	The Sherwin-Williams Company
Sonic Automotive, Inc.	W.W. Grainger, Inc.

The Company’s 2019 peer group members are identified in the following table:

2019 Peer Group
Peer Name	Peer Ticker Symbol	Peer Name	Peer Ticker Symbol
Advance Auto Parts, Inc.	AAP	Foot Locker, Inc.	FL
AutoNation, Inc.	AN	GameStop Corp.	GME
AutoZone, Inc.	AZO	Genuine Parts Company	GPC
Bed Bath & Beyond, Inc.	BBBY	Kohl’s Corporation	KSS
CarMax, Inc.	KMX	L Brands, Inc.	LB
Darden Restaurants, Inc.	DRI	Ross Stores, Inc.	ROST
Dick’s Sporting Goods, Inc.	DKS	The Sherwin-Williams Company	SHW
Dollar General Corporation	DG	Tractor Supply Company	TSCO
Dollar Tree, Inc.	DLTR	W.W. Grainger, Inc.	GWW

The range, mean and median revenue and market capitalization of the Company’s 2019 peer group, as well as those metrics for O’Reilly, as of December 31, 2019, are identified in the following table (in billions):

December 31, 2019
	Revenue	Market Capitalization
Peer Group :
Range	$6.89 - $27.25	$0.40 - $53.77
Mean	$ 14.55	$ 16.49
Median	$ 12.54	$ 12.17

O’Reilly Automotive, Inc.	$ 10.15	$ 33.14

The Compensation Committee also considers broad-based survey data, compiled by Equilar, Inc., of total compensation for top management at companies with total revenues comparable to the total revenues of the Company.  The Compensation Committee uses the industry and market survey data for context in reviewing the overall compensation levels and maintaining a reasonable and competitive compensation program.  The Compensation Committee does not use this data or peer group data to set specific compensation benchmarks for a position or for any element of compensation.  Rather, the Compensation Committee evaluates the overall performance of the Company and the individual performance of management to set compensation at reasonable and competitive levels.

Base salary

The Company provides competitive annual base salaries to its executive officers and management in recognition of their job responsibilities.   In determining annual base salary, it is the Compensation Committee’s goal to bring the salaries of the Company’s executive officers and management in line with base compensation being paid by its peer group.  The Compensation Committee specifically reviews compensation information from the publicly traded automotive aftermarket companies in its peer group and compensation surveys and data from the other specialty retailers in its peer group.   The Compensation Committee believes that the Company’s principal competitors for its executive officers are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns.   Consequently, the companies that are reviewed for such compensation purposes may not be the same as the companies comprising the indices included in the Annual Report of the Company for 2019 that accompanies this proxy statement.   The Compensation Committee increased base salary levels in 2019 for the Company’s  NEOs to maintain compensation at competitive levels and to reflect Company performance and the individual performance of each of its NEOs.

Incentive compensation plan

The Company provides competitive annual incentive compensation as a percent of base salary based on achievement of certain objective performance goals established by the Compensation Committee each year in order to motivate attainment of short-term goals, link annual cash compensation to achievement of annual priorities and reward individual performance and contributions.

At the beginning of each year, a comprehensive operating plan is developed, which contains estimates for the Company’s projected performance for the year, by reviewing the Company’s historical performance, trends in the automotive aftermarket and retail industry and the performance of industry peers and other comparable companies.   The targets for the incentive compensation plans set by the Compensation Committee generally correspond to this operating plan.   The comprehensive operating plan for the 2019 fiscal year was approved by the Board in January of 2019 and reflects the projected results for the 2019 fiscal year.  The Company’s actual performance in each of the target areas is compared to the individual targets predetermined by the Compensation Committee to determine the incentive amount, if any, earned by each executive officer.  Upon achievement of such performance goals, executive officers receive incentive compensation based upon a percentage of their respective base salaries for the attainment of a defined performance goal.

The overall potential value varies depending upon the executive’s position; however, under the Company’s 2017 Incentive Award Plan, the maximum aggregate amount of cash compensation that may be paid to any one participant in any year is $10,000,000.   For 2019, the Company’s Chief Executive Officer, Mr. Johnson, and Chief Operating Officer, Mr. Shaw, had cumulative targets of 100% of their individual base salaries, and its Chief Financial Officer, Mr. McFall, had a cumulative target of 80% of his individual base salary, which were, in each case, the same position level salary targets applicable in 2018.   The Board sets performance target achievement levels for its executives that are challenging enough to require strong and consistent effort by the executives to be achieved and such that the Company’s actual performance above projections would result in payouts above target levels and would likely also result in an increase in total shareholder value.  Over the last five years, annual incentive payouts under the executive incentive compensation plan have been below target one time and exceeded target four times, ranging from 15% to 245% of target during this period of time, and over that same period, the value of the Company’s stock, and associated shareholder value, increased 128%.

The performance metrics, weighting, targets, actual results and achievement levels utilized by the Compensation Committee for calculating the incentive compensation payable to each of the NEOs for the year ended December 31, 2019, are identified in the table below:

	Weight				Achievement
Performance Metric	(%)	Threshold	Target	Actual	(%)
Comparable store sales (a)	30	2.5%	4.0%	4.0%	29.6
Operating income (in thousands)	30	$1,855,000	$1,925,000	$1,920,726	28.5
Return on invested capital (b)	20	35.65%	37.65%	38.74%	27.5
Free cash flow (in thousands) (c)	20	$858,000	$1,065,000	$1,020,649	18.5
	100				104.1
(a)	Calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.
(b)	Calculated as net income plus interest expense, divided by the sum of average debt and average equity, less average cash.
(c)

Calculated as net cash provided by operating activities less capital expenditures, excess tax benefit from share-based compensation payments and investment in tax credit equity investments for the period.

The following table summarizes the 2019 performance incentive compensation plan salary targets and the resulting payouts for each of the Company’s  NEOs who participated in the plan:

	Base Salary	Target	Target	Achievement	Incentive Achieved
Named Executive Officer	($)	(%)	($)	(%)	($)
Gregory D. Johnson, Chief Executive Officer	1,000,000	100	1,000,000	104.1	1,041,229
Jeff M. Shaw, Chief Operating Officer	750,000	100	750,000	104.1	780,921
Tom McFall, Chief Financial Officer	800,000	80	640,000	104.1	666,386

David O’Reilly and Greg Henslee, in consultation with the Compensation Committee, have elected to exclude themselves from participation in the annual cash incentive compensation plan pursuant to their responsibilities of providing strategic direction and guidance to the Company and their more limited role in the Company’s day-to-day operational activities.

Long-term, stock-based incentives

The Company offers long-term incentives for executive officers and management in the form of stock option and restricted stock awards.  Stock options and restricted stock may be awarded to the Company’s  NEOs, upper- and middle-managers and other key personnel.

The Company believes that its stock-based incentive award programs are an important component of compensation as an incentive for long-term corporate performance.   The Compensation Committee has determined that the annual award of restricted stock or grant of stock options to the Company’s executive officers is a key component of each executive officer’s total compensation package based on his duties.   The amounts of such restricted stock awards and/or stock option grants are determined by the Compensation Committee annually in conjunction with performance reviews and salary adjustments during the January Compensation Committee meeting.  In determining whether and how many restricted stock awards and/or stock options should be granted, the Compensation Committee considers the responsibilities and seniority of each of the executive officers, as well as the Company’s financial performance and other factors as it deems appropriate, consistent with its compensation philosophy and policies.   The restricted stock awards and stock options awarded by the Compensation Committee in 2019, as reflected in the “Grants of Plan Based Awards” table, include an annual award of restricted stock or grant of stock options, as the case may be, determined by the Compensation Committee in consideration of the factors described above.

In the past, the Compensation Committee has reviewed and considered using other equity-based incentives for the long-term compensation component.   After a thorough analysis, including an analysis of the equity grant practices of our peer group companies, stock options and restricted stock awards were determined to be the most effective methods of aligning management interests with those of the Company’s shareholders.

The Compensation Committee has also established specific stock option awards to be granted upon the achievement of certain defined positions of employment.  These are automatic grants that occur on the date of promotion or appointment to such positions with an option price equal to the closing market value of the common stock underlying the option on such date.   It is the Company’s belief that these position-related grants provide an additional incentive to its executives, management and other Team Members to set personal long-term employment goals.   In furtherance of this belief, the Company also has a Team Member stock purchase plan that enables Team Members to purchase its common stock at a discount through payroll deductions, and Team Members are also able to invest in the Company’s common stock through its 401(k) plan.   In addition, the Compensation Committee may grant stock option awards in connection with a material business event, such as a large acquisition.   The Compensation Committee believes that these special stock option awards provide an additional incentive to the Company’s executive officers, management and other Team Members to ensure these material acquisitions are integrated effectively and efficiently.

Other

The Company sponsors a 401(k) Profit Sharing and Savings Plan (the “401(k) Plan”) that allows Team Members to make plan contributions on a pre-tax basis.   The Company matches 100% of the first 2% of the Team Member’s compensation, and 25% of the next 4% of the Team Member’s compensation.

Although executives are eligible to participate in the 401(k) Plan, the application of the annual limitations on contributions under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) prevents highly compensated employees, as defined by the Code, from participating at the same levels as non-highly compensated employees.   The Company has established the O’Reilly Automotive Deferred Compensation Plan (the “Deferred Compensation Plan”), which is intended to restore contributions lost because of the application of the annual limitations under the Code that are applicable to the 401(k) Plan.   The Deferred Compensation Plan provides executives who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan.   This benefit, which assists executives in accumulating funds for retirement, is consistent with observed competitive practices of similarly situated companies.

Section 162(m) (“Section 162(m)”) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year.  The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor.  Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn base and incentive compensation, whether through base salary, cash incentive based compensation programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or stock options, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.   The Company believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

In addition, the Company provides its executive officers with certain perquisites, which the Compensation Committee believes are reasonable and consistent with the objectives of attracting and retaining superior Team Members, as well as maintaining a competitive total compensation package for the executive officers.   Perquisites can include personal use of a Company automobile, personal use of the Company plane, reimbursement for health and country club memberships and reimbursements under the Company’s executive management medical reimbursement benefit plan.   Perquisite amounts for the Company’s  NEOs are included in the “Summary Compensation Table” in the column “All Other Compensation.”

The Company has entered into change in control severance agreements with its NEOs.   These are described in the “Potential Payments on Termination or Change in Control” and “Employment Arrangements with Executive Officers” sections of the narrative disclosure to the “Summary Compensation Table.”

Compensation mix

The following table summarizes the Company’s actual compensation mix that resulted in 2019 from the compensation programs and practices described above, which includes base salary, restricted stock awards or stock options, non-equity incentive compensation and/or other benefits, for each of its NEOs:

		Restricted		Non-Equity
	Base	Stock	Stock	Incentive	Other	Total
Named Executive Officer	Salary	Awards	Options	Compensation	Benefits	Compensation
David O’Reilly, Chairman of the Board	64%	32%	—%	—%	4%	100%
Greg Henslee, Executive Vice Chairman of the Board	63%	32%	—%	—%	5%	100%
Gregory D. Johnson, Chief Executive Officer	32%	—%	32%	34%	2%	100%
Jeff M. Shaw, Chief Operating Officer	32%	—%	32%	33%	3%	100%
Tom McFall, Chief Financial Officer	34%	—%	34%	29%	3%	100%

Clawback policy

The Board is dedicated to maintaining and enhancing a culture that is focused on integrity and accountability while tying compensation to the Company’s performance.   The Board, following a recommendation by the Compensation Committee, adopted an incentive compensation clawback policy (the “Policy”) in 2014.   Each of the Company’s  NEOs has signed an acknowledgement agreeing to comply with the provisions of the Policy.   The Policy is intended to provide an appropriate and effective incentive compensation recoupment program and to offer a balanced approach to aligning the interests of the Company’s  NEOs and shareholders.

The adopted Policy specifically provides that if the Board or the Compensation Committee determines that incentive compensation of a current or former NEO was overpaid as a result of a restatement of the reported financial results of the Company due to material non-compliance with financial reporting requirements that resulted from the fraud or willful misconduct of the covered employee, then the Board or the Compensation Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results.  The Policy also provides that, to the extent practicable and as permitted by applicable law, the Board or Compensation Committee will determine whether to seek to recover or cancel the difference between any incentive compensation that was based on having met or exceeded performance targets that would not otherwise have been met based upon accurate financial data and the incentive compensation that would have been paid or granted or that would have vested had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable.

The Policy applies to all incentive compensation granted, paid or credited after the Policy’s adoption by the Board, except to the extent prohibited by applicable law or any other legal obligation of the Company.  “Incentive compensation” means performance bonuses and incentive awards (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock-based awards) paid, granted, vested or accrued under any Company plan or agreement in the form of cash or Company common stock.

Prohibition on Pledging and Hedging Company Securities

During 2019, the Board amended the Company’s Insider Trading Policy to specifically prohibit Directors and Named Executive Officers from hedging or pledging Company securities.  These covered persons may not enter into hedging or monetization transactions with respect to Company securities and they cannot hold Company securities in a margin account or pledge Company securities as collateral for a loan.  This policy change was instituted to further ensure that the interests of these covered persons remain aligned with those of the Company’s security holders and so these individuals continue to be incentivized to execute the Company’s long-term plans and achieve the performance for which their equity awards are intended.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in O’Reilly Automotive, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2019.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

John R. Murphy

Chairperson of the Compensation Committee

Jay D. Burchfield

Member of the Compensation Committee

Thomas T. Hendrickson

Member of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

The following table summarizes the annual compensation paid to or earned by the Company’s  NEOs for the fiscal years ended December 31, 2019,  2018 and 2017:

SUMMARY COMPENSATION TABLE
							Change in
							Pension Value
							and
							Nonqualified
Name						Non-Equity	Deferred
And				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(a)	($)	($)(b)	($)(c)	($)(d)	($)	($)(e)	($)
David O’Reilly	2019	729,615	—	367,408	—	—	—	49,639	1,146,662
Chairman of
the Board	2018	698,308	—	350,015	—	—	—	44,518	1,092,841

	2017	683,000	—	344,735	—	—	—	43,429	1,071,164

Greg Henslee (f)	2019	650,000	—	325,014	—	—	—	51,664	1,026,678
Executive Vice
Chairman of the	2018	753,846	—	325,089	—	—	—	47,157	1,126,092
Board
	2017	1,313,462	—	—	1,324,580	195,842	—	53,050	2,886,934

Greg D.	2019	976,923	—	—	999,964	1,041,229	—	62,366	3,080,482
Johnson (f)
Chief Executive	2018	803,846	—	—	2,849,986	1,160,373	—	52,057	4,866,262
Officer and
Co-President	2017	519,230	—	—	549,809	65,034	—	34,036	1,168,109

Jeff M. Shaw (f)	2019	742,308	—	—	750,001	780,921	—	67,570	2,340,800
Chief Operating
Officer and	2018	676,923	—	—	1,699,969	955,601	—	45,502	3,377,995
Co-President
	2017	526,923	—	—	549,809	65,034	—	36,649	1,178,415

Tom McFall	2019	796,154	—	—	799,971	666,386	—	71,396	2,333,907
Chief Financial
Officer and	2018	771,154	—	—	775,017	846,389	—	52,967	2,445,527
Executive Vice
President	2017	745,385	—	—	749,799	88,683	—	48,454	1,632,321
(a)	The “Salary” column includes the portion of salary deferred at a NEO’s election under the Company’s 401(k) Plan and/or Deferred Compensation Plan.
(b)

The “Stock Awards”  column refers to restricted share awards granted in 2019,  2018 and 2017, as further discussed in the “Long-term, stock-based incentives” section of the “Compensation Discussion and Analysis” portion of this proxy statement.  All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award, subject to the executive’s continued service through each vesting date.  The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company’s common stock on the grant date of the award.  Please see Note 11 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(c)

The “Option Awards” column refers to the option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant.  The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2019,  2018 and 2017.  During the fiscal years ended December 31, 2019,  2018 and 2017, no option awards were forfeited by the named executives.  The grant date fair value of option awards was determined using the Black-Scholes option-pricing model.  The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield.  Please see Note 11 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, for further discussion of these assumptions and the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(d)

The “Non-Equity Incentive Plan Compensation” column refers to the cash payouts under the Company’s annual performance incentive plan, which is paid in the year following the plan year.  A detailed description of the annual performance incentive plan can be found in the “Incentive compensation plan” section of the “Compensation Discussion and Analysis” portion of this proxy statement.

(e)	The “All Other Compensation” column includes the following:

							Personal Use
		Company				Stock	of Company
		Contributions		Medical	Value of	Discount from	Automobile or	Perquisites
		to Deferred	Company	Insurance	Company Paid	Employee	Allowance for	and
		Compensation	Contributions	Premium	Group Term	Stock	Personal	Personal
		Plan	to 401(k) Plan	Reimbursement	Life Insurance	Purchase Plan	Automobile	Benefits
Name	Year	($)	($)	($)	($)	($)	($)	($)(i)
David	2019	21,888	—	9,800	10,413	—	6,551	987
O’Reilly	2018	13,966	6,983	9,400	6,594	—	6,551	1,024
	2017	13,660	6,830	9,000	6,858	—	6,057	1,024
Greg	2019	19,500	—	9,800	2,411	5,735	7,800	6,418
Henslee (f)	2018	18,500	—	9,400	2,233	7,110	4,800	5,114
	2017	18,000	—	9,000	2,322	11,963	4,724	7,041
Greg D.	2019	29,308	—	9,800	1,242	8,807	7,200	6,009
Johnson (f)	2018	16,077	8,038	9,400	1,242	6,899	7,800	2,601
	2017	10,385	5,192	9,000	924	4,564	3,600	371
Jeff M.	2019	41,381	—	9,800	2,322	6,516	7,200	351
Shaw (f)	2018	14,189	6,769	9,400	2,322	5,871	6,600	351
	2017	11,846	5,269	9,000	1,905	4,683	3,600	346
Tom	2019	40,812	—	9,800	841	7,008	7,200	5,735
McFall	2018	15,600	7,712	9,400	779	6,787	7,200	5,489
	2017	15,378	7,454	9,000	810	6,801	3,705	5,306
(i)

The “Perquisites and Personal Benefits” column for each NEO for each year included perquisites and personal benefits valued at less than $10,000 for each benefit, which consisted of, for certain NEOs but not necessarily all, club dues.

(f)

On May 8, 2018, Greg Henslee retired as Chief Executive Officer of the Company and became Executive Vice Chairman of the Board; at that same time, Greg D. Johnson was promoted to Chief Executive Officer and Co-President of the Company and Jeff M. Shaw was promoted to Chief Operating Officer and Co-President of the Company.

The following table summarizes all awards granted during the year ended December 31, 2019, to each of the NEOs:

GRANTS OF PLAN BASED AWARDS
								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	Price of	Stock and
		Plan Awards (a)			Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Max	Threshold	Target	Max	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (b)	(#) (c)	($/Sh)	($)
David
O’Reilly	1/31/2019	—	—	—	—	—	—	1,066	—	—	367,408
Greg
Henslee	1/31/2019	—	—	—	—	—	—	943	—	—	325,014
Gregory D.	1/31/2019	—	1,000,000	—	—	—	—	—	—	—	—
Johnson	1/31/2019	—	—	—	—	—	—	—	8,885	344.66	999,964
Jeff M.	1/31/2019	—	750,000	—	—	—	—	—	—	—	—
Shaw	1/31/2019	—	—	—	—	—	—	—	6,664	344.66	750,001
Tom	1/31/2019	—	800,000	—	—	—	—	—	—	—	—
McFall	1/31/2019	—	—	—	—	—	—	—	7,108	344.66	799,971
(a)

The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” - “Target” column refers to the potential cash payouts under the Company’s annual performance incentive plan for its executive officers, including the NEOs, for 2019, which would be paid during 2020.   The Compensation Committee approved the goals for the 2019 incentive plans in January 2019.   The payout amounts for each NEO for 2019 were reviewed and approved by the Compensation Committee and the Board in January 2020, upon completion of the consolidated financial statements for the fiscal year ended December 31, 2019.   The “Summary Compensation Table” details amounts actually paid under the 2019 annual performance incentive plans in the “Non-Equity Incentive Plan Compensation” column, which were paid in the year following the plan year.  A detailed description of the annual performance incentive plan can be found in the “Incentive compensation plan” section of the “Compensation Discussion and Analysis” portion of this proxy statement.

(b)	The “All Other Stock Awards: Number of Shares of Stock or Units” column refers to restricted share awards granted to NEOs, which vest in three equal installments on January 31, 2020, 2021 and 2022.
(c)

The “All Other Option Awards: Number of Securities Underlying Options” column refers to stock option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant, while the remainder become exercisable four years from the date of grant.

The following table identifies information concerning unexercised stock options, stock options that have not vested and stock awards that have not vested for each of the NEOs as of December 31, 2019:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards						Stock Awards
				Equity
				Incentive					Market
				Plan Awards:			Number		Value of
				Number of			of Shares		Shares or
				Securities			or Units		Units of	Equity Incentive Plan
				Underlying			of Stock		Stock	Awards: Number of
	Number of Securities			Unexercised	Option		That		That	Unearned Shares,
	Underlying Unexercised			Unearned	Exercise	Option	Have Not		Have Not	Units or Other Rights
	Options (#)			Options	Price	Expiration	Vested		Vested	That Have Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
David
O’Reilly	—	—		—	—	—	2,402	(a)	1,052,701	—	—
Greg	36,214	—		—	81.54	2/2/2022	—		—	—	—
Henslee (b)	33,846	—		—	92.65	1/31/2023	—		—	—	—
	27,576	—		—	132.29	1/30/2024	—		—	—	—
	23,088	—		—	192.65	1/29/2025	—		—	—	—
	13,698	4,566	(c)	—	256.34	1/28/2026	—		—	—	—
	9,124	9,123	(d)	—	256.69	2/2/2027	—		—	—	—
	—	—		—	—	—	1,769	(e)	775,282	—	—
Greg D.	3,374	—		—	58.21	2/8/2021	—		—	—	—
Johnson (b)	2,537	—		—	81.54	2/2/2022	—		—	—	—
	2,355	—		—	92.65	1/31/2023	—		—	—	—
	1,918	—		—	132.29	1/30/2024	—		—	—	—
	4,716	—		—	192.65	1/29/2025	—		—	—	—
	2,805	935	(c)	—	256.34	1/28/2026	—		—	—	—
	3,787	3,787	(d)	—	256.69	2/2/2027	—		—	—	—
	2,557	7,670	(f)	—	262.38	2/1/2028	—		—	—	—
	6,016	18,048	(f)	—	262.38	2/1/2028	—		—	—	—
	—	8,885	(g)	—	344.66	1/31/2029	—		—	—	—
Jeff M.	7,500	—		—	90.79	12/13/2022	—		—	—	—
Shaw (b)	4,905	—		—	92.65	1/31/2023	—		—	—	—
	7,020	—		—	132.29	1/30/2024	—		—	—	—
	5,974	—		—	192.65	1/29/2025	—		—	—	—
	3,506	1,169	(c)	—	256.34	1/28/2026	—		—	—	—
	3,787	3,787	(d)	—	256.69	2/2/2027	—		—	—	—
	2,106	6,316	(f)	—	262.38	2/1/2028	—		—	—	—
	3,008	9,024	(f)	—	262.38	2/1/2028	—		—	—	—
	—	6,664	(g)	—	344.66	1/31/2029	—		—	—	—
Tom	11,140	—		—	81.54	2/2/2022	—		—	—	—
McFall	19,784	—		—	92.65	1/31/2023	—		—	—	—
	16,045	—		—	132.29	1/30/2024	—		—	—	—
	13,362	—		—	192.65	1/29/2025	—		—	—	—
	7,890	2,630	(c)	—	256.34	1/28/2026	—		—	—	—
	5,165	5,164	(d)	—	256.69	2/2/2027	—		—	—	—
	2,331	6,994	(f)	—	262.38	2/1/2028	—		—	—	—
	—	7,108	(g)	—	344.66	1/31/2029	—		—	—	—
(a)

Represents restricted shares granted on February 2, 2017, February 1, 2018, and January 31, 2019.  The restricted shares granted on February 2, 2017, vest in one installment of 447 shares on February 2, 2020.   The restricted shares granted on February 1, 2018, vest in two installments of 445 shares on February 1, 2020, and 444 shares on February 1, 2021.   The restricted shares granted on January 31, 2019, vest in one installment of 356 shares on January 31, 2020, and two installments of 355 shares each on January 31, 2021 and January 31, 2022.

(b)

On May 8, 2018, Greg Henslee retired as Chief Executive Officer of the Company and became Executive Vice Chairman of the Board; at that same time, Greg D. Johnson was promoted to Chief Executive Officer and Co-President of the Company and Jeff M. Shaw was promoted to Chief Operating Officer and Co-President of the Company.

(c)	Represents stock options granted on January 28, 2016, which become exercisable in four equal installments on January 28, 2017, 2018, 2019 and 2020.
(d)	Represents stock options granted on February 2, 2017, which become exercisable in four equal installments on February 2, 2018, 2019, 2020 and 2021.

(e)

Represents restricted shares granted on February 1, 2018, and January 31, 2019.  The restricted shares granted on February 1, 2018, vest in two installments of 413 shares each on February 1, 2020, and February 1, 2021.  The restricted shares granted on January 31, 2019, vest in three installments of 315 shares on January 31, 2020, and 314 shares each on January 31, 2021, and January 31, 2022.

(f)	Represents stock options granted on February 1, 2018, which become exercisable in four equal installments on February 1, 2019, 2020, 2021 and 2022.
(g)	Represents stock options granted on January 31, 2019, which become exercisable in four equal installments on January 31, 2020, 2021, 2022 and 2023.

The following table summarizes stock option awards exercised and shares of restricted stock, which vested during the year ended December 31, 2019, and the aggregate dollar values realized upon such exercise or vesting for each of the NEOs:

OPTION EXERCISES AND STOCK VESTED
	Options Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)(a)	($)
David O’Reilly	25,000	9,977,488	1,315	451,300
Greg Henslee	98,206	35,093,452	413	143,208
Gregory D. Johnson	—	—	—	—
Jeff M. Shaw	13,873	4,631,141	—	—
Tom McFall	10,000	3,556,253	—	—
(a)

Reflects the vesting of restricted stock awards granted in 2016,  2017 and 2018.   All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award.

The following table identifies information regarding the contributions by each NEO and the Company under the Deferred Compensation Plan for the year ended December 31, 2019, as well as information on aggregate earnings, withdrawals and balances for each NEO:

NONQUALIFIED DEFERRED COMPENSATION
				Aggregate
	Executive	Registrant	Aggregate	Withdrawals /	Aggregate
	Contributions in	Contributions in	Earnings in Last	Distributions in	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Last Fiscal Year	Fiscal Year End
Name	($)(a)	($)(b)	($)(c)	($)	($)
David O’Reilly	43,777	13,966	407,459	—	1,801,845
Greg Henslee	39,000	18,500	907,062	—	4,964,394
Gregory D. Johnson	390,769	16,077	209,686	—	1,222,747
Jeff M. Shaw	1,018,745	14,189	737,431	—	5,545,591
Tom McFall	164,254	15,600	320,055	—	1,652,077
(a)	All NEO contribution amounts have been included in the “Salary” column of the “Summary Compensation Table.”
(b)

All registrant contributions have been included in the “All Other Compensation” column of the “Summary Compensation Table.”  NEOs must be employed on December 31 to receive that year’s Company matching contribution, with the matching Contribution funded annually at the beginning of the year following the year in which the matching contribution was earned.  At the beginning of 2020, Company matching contributions of $21,888,  $19,500,  $29,308,  $41,381, and $40,812 were contributed for David O’Reilly,  Greg Henslee,  Gregory D. Johnson,  Jeff M. Shaw, and Tom McFall, respectively, for the fiscal year ended December 31, 2019.

(c)	Amounts included in the “Aggregate Earnings in Last Fiscal Year” column are not reported as compensation in the “Summary Compensation Table.”

The Deferred Compensation Plan provides executive officers who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation, including salary and incentive based compensation, by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan.  The Deferred Compensation Plan is intended to restore contributions lost because of the application of the annual limitations under the Code that are applicable to the 401(k) Plan.  Executive officers may elect to defer their base compensation, incentive compensation and/or bonuses to the Deferred Compensation Plan.  Executive officers can elect to allocate their contributions, as well as the Company matching contributions, to various equity, bond or fixed income funds, or a combination thereof, and all interest and/or earnings, which may be credited to the executive officer’s account, are based on the applicable fund’s market performance.  Executive officers may elect to receive distributions at retirement or starting in a specific future year before or after anticipated retirement and may elect to receive the distribution in a lump sum or in periodic payments.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act (the “Rule”), presented below is the ratio of annual total compensation of the Company’s Chief Executive Officer, Greg D. Johnson, to the annual total compensation of the Company’s median employee (excluding the Chief Executive Officer).  The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

To determine the median employee in 2018, the Company calculated the annual total cash compensation of each employee for the year ended December 31, 2018, which was also the measurement date.  Total cash compensation for this purpose included base salary, bonus and commissions compiled from the Company’s payroll data.  For employees who were hired during the year, but did not work the full year, their compensation was annualized, but no cost-of-living adjustments were made.  Independent contractors or leased workers were not included in the employee population.    For 2019, the Company used the same median employee identified for purposes of the ratio calculation as it did for the year ended December 31, 2018, and also used the same measurement date of December 31, as the Company determined that there had been no material changes to its 2018 median employee’s position, job functions or employment status, and there had been no change to the Company’s overall employee population or employee compensation arrangements that would significantly impact the pay ratio disclosure.  No cost-of-living adjustments were applied as part of the calculation.  Employees in Mexico were excluded from the total employee population under the Rule’s allowed de minimis exemption, as these 1,261 employees accounted for less than 5% of the Company’s total employee population of 82,484 as of December 31, 2019.  For 2019, the employee population for the ratio calculation consisted of 80,111 full-time, part-time and seasonal workers who were employed in the United Sates as of December 31, 2019.

Annual total compensation, as determined under the Rule, for the Company’s Chief Executive Officer was $3,080,482 for the year ended December 31, 2019, see “Summary Compensation Table” for details.    Annual total compensation, as determined under the Rule, for the Company’s median employee was $23,175 for the year ended December 31, 2019.  The ratio of the Company’s Chief Executive Officer’s annual total compensation to its median employee’s total compensation is 133 to 1 for the year ended December 31, 2019.

Potential Payments on Termination or Change in Control

Change in Control Agreements

The Company has entered into change in control severance agreements (“the CIC Agreements”) with its NEOs, which become effective only upon a Change in Control (as defined in the CIC Agreements).  In addition, under the Company’s incentive plans there is acceleration of vesting with respect to stock options and restricted stock awards upon a Change in Control (as defined in the applicable incentive plan).

Pursuant to the terms of the CIC Agreements, if, within six months prior to or two years following a Change in Control, any of the NEOs’ employment is terminated by the Company without “Cause,” by reason of death or “Disability,” or by the NEO for “Good Reason” (each, as defined in the CIC Agreements), then that NEO will be entitled to

•	continuation of salary for two years and a payment equal to two times the NEO’s target bonus;
•	continuation of insurance coverage for two years;
•	any unpaid bonus for the immediately preceding year and a pro rata target bonus for the year of termination;
•	an amount equal to all earned but unused vacation days;
•	payment for outplacement services, up to $30,000 and not to exceed 24 months;
•	immediate vesting for all equity-based awards and immediate exercisability for 12 months for all outstanding stock options; and
•	all reasonable legal fees and expenses incurred in disputing the termination of the executive’s employment.

The following table shows the amounts that those NEOs who have entered into CIC Agreements would have received if their employment had been terminated by the Company without Cause immediately following a Change in Control on December 31, 2019.  The unvested stock option grants and unvested restricted share awards vest pursuant to the terms of the incentive plans upon a Change in Control irrespective of a termination of employment.  This table does not include amounts related to the NEOs’ vested benefits under the Deferred Compensation Plan or pursuant to stock option grants or restricted share awards, which are described in the tables above.

	David	Greg	Gregory D.	Jeff M.
	O’Reilly	Henslee	Johnson	Shaw	Tom McFall
Annual salary	$1,400,000	$1,300,000	$2,000,000	$1,500,000	$1,600,000
Incentive compensation	—	—	2,000,000	1,500,000	1,280,000
Continuation of insurance coverage	2,112	39,871	18,485	38,203	45,251
Earned but not used vacation	56,538	50,000	26,923	57,692	33,077
Unvested stock option grants	—	2,487,110	6,212,619	4,222,020	3,311,491
Unvested restricted share awards	1,052,701	775,282	—	—	—
Total	$2,511,351	$4,652,263	$10,258,027	$7,317,915	$6,269,819

Employment Arrangements with Executive Officers

The Company entered into a written employment agreement effective January 1, 1993, with David O’Reilly.  Such agreement provides for Mr. O’Reilly to be employed by the Company for a minimum period of three years and automatically renews for each calendar year thereafter.  As compensation for services rendered to the Company, the agreement provides for Mr. O’Reilly to receive (i) a base annual salary adjusted annually; and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee.  Mr. O’Reilly, in consultation with the Compensation Committee, has elected to exclude himself from participating in the bonus portion of his employment agreement pursuant to his responsibilities of providing strategic direction and guidance to the company and his more limited role in the Company’s day-to-day operational activities.

Mr. O’Reilly’s employment may be terminated by the Company for cause (as defined in the agreement) or without cause.  If Mr. O’Reilly’s employment is terminated for cause or if Mr. O’Reilly resigns, his salary and bonus rights will cease on the date of such termination or resignation.  If the Company terminates Mr. O’Reilly without cause, all compensation payments will continue through the remainder of the agreement’s term.  Pursuant to this agreement, Mr. O’Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company.  If Mr. O’Reilly had terminated employment on December 31, 2019, such payments would have totaled approximately $735,000.

The Company entered into a written retirement agreement effective December 29, 1997, as amended on February 1, 2001, with David O’Reilly.  Such agreement, as amended, provides for supplemental retirement benefits for a period of ten years beginning with the date of Mr. O’Reilly’s retirement.  Benefits under the agreement include an annual salary, adjusted annually for inflation, full participation in the Company’s health insurance program, full participation in the Company’s medical reimbursement plan for senior management, use and maintenance of a Company vehicle and premiums for split-dollar life insurance.  Pursuant to this agreement, Mr. O’Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company.  If Mr. O’Reilly had retired from the Company on December 31, 2019, his first year annual salary payment would have totaled approximately $207,000, and his other benefits under this agreement for the first year would have totaled approximately $27,800.

Director Compensation

Please see the “Compensation of Directors” section of this proxy statement for a discussion of the manner in which the Company’s directors are compensated.

Certain Relationships and Related Transactions

The Company leases certain land and buildings related to 72 of its O’Reilly Auto Parts stores under fifteen- and twenty-year operating lease agreements with entities in which David O’Reilly,  Larry O’Reilly and Rosalie O’Reilly Wooten, or members of their families, are affiliated.  In addition, the Company leases certain land and buildings related to two of its O’Reilly Auto Parts stores under fifteen-year operating lease agreements with Greg Henslee.  Generally, these lease agreements provide for renewal options for an additional five years at the option of the Company and the lease agreements are periodically modified to further extend the lease term for specific stores under the agreements.  The total aggregate lease payments paid by the Company to the entities and individuals above was $4.7 million for the year ended December 31, 2019.  The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Approval or ratification of transactions with related persons

Pursuant to the terms of the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all proposed transactions between the Company, any of the Company’s Officers or Directors, or relatives or affiliates of any such Officers or Directors, to ensure that such related party transactions are on a similar economic basis as a like transaction that occurred at arm’s length with an independent third party and are in the Company’s overall best interest and in the best interest of the Company’s shareholders.  The quarterly Audit Committee meeting includes a standing agenda item for the review of such related party transactions.  The Audit Committee has not adopted any specific procedures for the conduct of the reviews, rather each transaction is considered in light of the individual facts and circumstances.  In the course of its review and approval of a transaction, the Audit Committee considers the following, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to the Company;
•	the business reasons for the transaction;
•	whether the transaction would impair the independence of one or more of the Company’s Officers or Directors; and
•	whether the transaction is material, taking into account the significance of the transaction.

During 2019, all related party transactions were reviewed in accordance with the above procedures.

AUDIT COMMITTEE REPORT

The Audit Committee functions pursuant to a written charter, which may be viewed on the Company’s website at www.OReillyAuto.com.   In compliance with that charter and in connection with the December 31, 2019, financial statements, the Audit Committee

•	reviewed and discussed with management the Company’s audited financial statements as of, and for the year ended, December 31, 2019;
•	discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•

received from the independent auditors the written disclosures and the letter regarding the auditor’s independence required by the applicable requirements of the PCAOB and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

Thomas T. Hendrickson

Chairperson of the Audit Committee

Jay D. Burchfield

Member of the Audit Committee

John R. Murphy

Member of the Audit Committee

Dana M. Perlman

Member of the Audit Committee

Andrea M. Weiss

Member of the Audit Committee

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to provide shareholders with an opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of its NEOs.   This proposal is commonly referred to as a “Say-on-Pay” proposal.   As required by these rules, the Company is asking you to vote FOR the adoption of the following resolution:

“Resolved, that the compensation paid to the Company’s  NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders should review the Company’s compensation of its NEOs in the “Compensation Discussion and Analysis” (“CD&A”) section herein and Compensation Committee report included in these proxy materials.   As described in the CD&A, the Company’s executive officer compensation programs are designed around the following elements:

•	recruiting and retaining qualified Team Members,
•	the career development and progression of the Company’s Team Members, and
•	observed industry practices.

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable and that encourages and rewards performance based in part upon the Company’s performance in terms of increases in share value.  The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.   The Company’s executive compensation policies are focused upon both short-term and long-term incentives and goals.   The Company believes that such policies do not create incentives for inappropriate individual or collective risk taking.   The Company also believes that the current programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

The Company also has adopted an incentive compensation clawback policy and entered into change in control agreements with the Company’s executives that do not contain excise tax gross-up provisions, as described in more detail above under the description “Clawback policy” and under the description “Potential Payments on Termination or Change in Control” in this proxy statement.

As this vote is advisory in nature, this proposal does not bind the Company to any specific course of action.   However, the Compensation Committee, which is responsible for designing and implementing its executive compensation packages, values the opinions expressed by the Company’s shareholders in this vote and will consider the outcome of the vote when making decisions on future executive compensation packages.

Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board, the Company strongly encourages all shareholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm retained to audit the Company’s financial statements.  As part of this responsibility, the Audit Committee considers the firm’s independence, qualifications, performance, and whether the independent registered public accounting firm should be rotated, as well as the impact of such a rotation.  The Audit Committee is also involved in the selection and approval of the Lead Audit Partner who, in compliance with Sarbanes-Oxley requirements, rotates every five years.  The last Lead Audit Partner rotation occurred in 2015.  Pursuant to these requirements, the Company will have a new Lead Audit Partner in 2020.

At the Annual Meeting of Shareholders held on May 7, 2019, the Company’s shareholders ratified the selection of Ernst & Young (“E&Y”) as the Company’s independent auditors for the year ending December 31, 2019.

It is the Audit Committee’s policy that the Company’s independent auditors be engaged to provide primarily audit and audit-related services.  However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize the Company’s independent auditors to provide tax or other non-audit related services when it determines that the Company’s independent auditors will be the most efficient and effective service provider.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor.  The policy provides for preapproval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.  The Audit Committee has delegated to the Chairperson of the Audit Committee authority to approve permitted services, provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting.  Each year prior to engaging the Company’s independent auditor, the Company submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

All services provided by the Company’s independent auditor during 2019 were preapproved in accordance with this policy.

The Audit Committee, after review and discussion with the Company’s independent auditor of the preceding information, determined that the provision of these services was compatible with maintaining the Company’s independent auditor’s independence.

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes the fees billed by E&Y for audit and other professional services during the years ended December 31, 2019 and 2018:

	For the Year Ended
	December 31,
	2019	2018
Audit fees (a)	$2,016,455	$2,008,331
Audit-related fees (b)	30,875	30,900
Tax fees (c)	405,151	481,004
Total Fees	$2,452,481	$2,520,235
(a)

Consists of fees and expenses billed for the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting and the review of the Company’s quarterly reports on Form 10‑Q for such year and reviews in connection with documents filed with the SEC.

(b)	Consists of fees and expenses billed for the annual audit of the Company’s employee benefit plans.
(c)	Consists of fees and expenses billed for tax advisory services, including compliance, planning and advice.

The Audit Committee of the Board has selected Ernst & Young LLP (“E&Y”), as the Company’s independent auditors for the year ending December 31, 2020, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.  E&Y has audited the Company’s financial statements since 1992.  Representatives of E&Y are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

None of the Company’s Bylaws, other governing documents, Missouri or federal law, or The Nasdaq Global Select Market Listing Qualifications requires shareholder ratification of the selection of E&Y as the Company’s independent auditors.  However, the Audit Committee is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP, AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2020.

PROPOSAL 4 - AMENDMENT TO ARTICLES OF INCORPORATION TO REDUCE STOCK OWNERSHIP REQUIRED FOR SHAREHOLDERS TO CALL SPECIAL MEETING

At the Company’s 2019 Annual Meeting of Shareholders, a shareholder proposal requesting that the Board “take the steps necessary to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting” received approximately 51% of the votes represented by the shares present and entitled to vote at the meeting.  In light of the voting outcome, the Board and the Corporate Governance and Nominating Committee considered possible amendments to the Company’s Articles of Incorporation (the “Articles”) and Bylaws.

After careful consideration, and upon the recommendation of the Corporate Governance and Nominating Committee, the Board has approved, and recommends to the shareholders for approval, an amendment to the Articles to reduce the stock ownership required for shareholders to call a special meeting.  This amendment would permit shareholders that own, in the aggregate, at least 15% of the voting power of the Company’s outstanding shares of common stock, as calculated below, to call a special meeting of shareholders.  The current minimum stock ownership required to call a special meeting is 25% of the voting power of the Company’s outstanding shares of common stock, as further detailed below.

Existing Ownership Threshold.

The Articles and Bylaws currently provide that shareholders representing at least 25% of the voting power of the Company’s outstanding shares of common stock may call a special meeting of shareholders if those shareholders have held a net long position in those shares for at least one year.  The one-year holding and net long position requirements are intended to protect against a meeting being called by shareholders whose interests are transitory or are otherwise not aligned with those of other shareholders in terms of advancing the economic prospects of the Company.  The Bylaws also set forth the procedures and other requirements related to calling a special meeting, which are not being amended in connection with this Proposal 4.

Amended Ownership Threshold.

Pursuant to the proposed amendment to the Articles and the corresponding amendment to the Bylaws, the minimum ownership threshold would be reduced from 25% to 15%.  No other provisions of the Articles or Bylaws, including the method to calculate voting power, would be amended in connection with this Proposal 4.

The Board, upon recommendation of the Corporate Governance and Nominating Committee, has approved a corresponding amendment to the Bylaws, which will become effective if and when the amendment to the Articles becomes effective.

The proposed amendment to the Articles described in this Proposal 4 is set forth in Annex A to this proxy statement, with additions of text underscored and deletions of text shown as strikethroughs.

If this proposed amendment to the Articles is approved by the Company’s shareholders, it will become effective upon its filing with the Secretary of State of the State of Missouri, which filing would be made promptly after the 2020 Annual Meeting of Shareholders.  If this proposed amendment to the Articles is not approved, neither such amendment to the Articles nor the corresponding amendment to the Bylaws will take effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THIS AMENDMENT TO THE ARTICLES OF INCORPORATION.

PROPOSAL 5 - AMENDMENT TO ARTICLES OF INCORPORATION TO DELETE UNNECESSARY AND OUTDATED LANGUAGE RELATED TO CLASSIFICATION OF BOARD AND TO REFLECT OTHER NON-SUBSTANTIVE REVISIONS

The Articles currently include certain language that is no longer necessary or relevant.  After careful consideration, and upon the recommendation of the Corporate Governance and Nominating Committee, the Board has approved, and recommends to the shareholders for approval, an amendment to the Articles to delete such language, including with respect to the prior classification of the Board.  For background, the Board previously was divided into three classes, where one-third of the Board was elected each year, thereby making each Director’s term three years.  Because the Board’s classified structure ceased in 2015 and now all Directors are elected on an annual basis, language in the Articles providing for the transition from a classified board structure to the annual election of all Directors is no longer applicable.  Accordingly, the Board is proposing to delete such language.

In addition, for clarity, the Board is proposing to rename the Amended and Restated Articles of Incorporation to the “Second Amended and Restated Articles of Incorporation.”

The proposed amendment to the Articles described in this Proposal 5 is set forth in Annex B to this proxy statement, with additions of text underscored and deletions of text shown as strikethroughs.

If this proposed amendment to the Articles is approved by the Company’s shareholders, it will become effective upon its filing with the Secretary of State of the State of Missouri, which filing would be made promptly after the 2020 Annual Meeting of Shareholders.  If this proposed amendment to the Articles is not approved, it will not take effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THIS AMENDMENT TO THE ARTICLES OF INCORPORATION.

PROPOSAL 6 - SHAREHOLDER PROPOSAL RELATING TO MATERIAL HUMAN CAPITAL RISKS AND OPPORTUNITIES

The Company has been advised that As You Sow, on behalf of Terry L Miller and Debra Shank Miller, P.O. Box 17311, Seattle, WA 98127, who have indicated that they are beneficial owners of no less than $2,000 worth of shares of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

“Whereas:  Human capital management disclosures are garnering attention in Congress1 and the SEC;2

The retail sector’s low-average wages, which help our Company maintain low prices on products, may increase labor-related risks.  Companies can face decreases in market share and revenue from negative consumer sentiment in the event of public disagreement between companies and workers;

Underrepresentation of women and minorities in management structures may lay a foundation for allegations of discriminatory practices in promotions or wages.  Litigation can eat into thin margins and cause reputational damage;

The Sustainability Accounting Standards Board (SASB) has established sector-specific standards to assist companies in disclosing financially material, decision-useful sustainability information to investors.  The standards identify a minimum set of sustainability issues most likely to impact operating performance or financial condition of the typical company in an industry.  Businesses use SASB standards to better identify, manage, and communicate to investors sustainability information that is comparable, consistent, and financially material, thereby enabling better investment and voting decisions;

The SASB standards are recognized as financially material by mainstream investors.  The SASB Investor Advisory Group, 46 global asset owners and managers “[b]elieve SASB’s approach--which is industry-specific and materiality-focused--will help provide investors with relevant and decision-useful information.”3    Members of the SASB Investor Advisory Group and SASB Alliance, “a growing movement of organizations that believe standardized, industry-specific, and materiality-based standards help companies and investors adapt to the market’s expectations,” comprise seven of the ten largest worldwide money managers4 as well as pension funds of six states;5

SASB Labor Practices standards encompass average hourly wage and percentage of in-store employees earning minimum wage; voluntary and involuntary turnover rate for in-store employees; and total amount of monetary losses as a result of legal proceedings associated with labor law violations;

SASB Workforce Diversity and Inclusion metrics concern the percentage of each gender category for global operations; and standard EEO-1 racial and ethnic group categories for U.S. operations for management and non-managerial employees;

Yet, our Company does not disclose this financially material information.  Its absence challenges investors’ ability to comprehensively evaluate our company’s management of sustainability risks and opportunities;

Therefore, be it resolved:  Shareholders request that the Board of Directors issue a report to shareholders describing the company’s policies, performance, and improvement targets related to material human capital risks and opportunities by 180 days after the 2020 Annual Meeting, at reasonable expense and excluding confidential information, prepared in consideration of the metrics and guidelines set forth in the SASB Multiline and Specialty Retailers & Distributors standard’s provisions on workforce diversity and inclusion and labor practices requirements.”

____________________________

1Dana Wilkie, “Workplace May Be New Battleground for 2019-20 Congress,” November 7, 2018.

Available at https://www.shrm.org/hr-today/news/hr-news/pages/2018-mid-term-election-workplace- legislation.aspx

2Securities And Exchange Commission 17 CFR 229, 239, and 240 [Release Nos. 33-10668; 34-86614; File No. S7-11-19] RIN 3235-AL78. Modernization of Regulation S-K Items 101, 103, and 105.

Available at https://www.sec.gov/rules/proposed/2019/33-10668.pdf

3Support from Investors.  https://www.sasb.org/investor-use/supporters/

4Pensions & Investments “The Largest Money Managers,” May 27, 2019. At 25.

https://www.pionline.com/assets/docs/CO119854528.PDF

5SASB Alliance Organizational Members.  https://www.sasb.org/alliancemembership/ organizational-members/

The Company’s Statement in Opposition to Proposal 6:

The Board recommends a vote AGAINST proposal 6, as the Board believes that the requested report is unnecessary and not in the best interests of the Company or its shareholders.

The Company’s approach to material human capital risks and opportunities, including workforce diversity and inclusion and labor practices, is integral to the Company’s success and already is described in the Company’s Sustainability, Social, & Governance Report.

The Board believes that the Company’s existing public disclosures, including the Sustainability, Social, & Governance Report (the “Report”) available on the Company’s website, describe its approach to and the importance to the Company of material human capital risks and opportunities, including workforce diversity and inclusion and labor practices.  The Company is committed to a thoughtful approach that best leverages the Company’s time and resources and takes into account our engagement with various stakeholders and our focus on transparently communicating our environmental, social and governance (“ESG”) progress.  The Report, which the Company intends to publish annually, represents a first step on the Company’s path to expand and report on its ESG initiatives.

As publicly affirmed in the Report, the Company is committed to workforce diversity and promoting an inclusive environment.  In order to promote diversity, the Company helps build bridges between Team Members to trust, respect and understand one another including encouraging differing perspectives.  In addition, the Company’s Talent Acquisition team offers diversity resources in each state where we operate in order to help find the best and most diversified candidates for employment.  The Company also is equally committed to maintaining a workplace that respects the diversity of its Team Members by enforcing our Equal Employment Opportunity, or EEO, policies and respecting and encouraging diversity of thought and being open to novel ideas.  To that end, we have a zero tolerance policy for discrimination and harassment and are dedicated to providing a work environment that is free from discrimination and harassment, which are strictly prohibited and will not be tolerated.  We also provide ongoing training to Team Members to both educate and maintain compliance with our zero tolerance policy and any Team Member who violates this policy is subject to discipline, up to and including termination.

The Company also is committed to sound labor practices, including with respect to employee compensation and benefits, health and wellness programs, engagement and advancement programs, community outreach initiatives and human rights standards for our suppliers.  We pay competitive, market-driven wages to Team Members, along with incentive pay based upon individual or store performance.  In addition, we offer up to three different levels of health care plans to eligible Team Members, with the Company funding a significant percentage of the cost for such coverage.  We also offer a number of programs designed to ready Team Members to take on more responsibility and for promotion, such as the Leadership Enhancement and Development Program, which identifies Team Members for next-level management positions and invites those Team Members to complete development activities to prepare them for advancement.  The Company’s Field Manager Training Programs equip those promoted, in part, by offering additional leadership workshops that include training on diversity and inclusion.

In addition, the Company views its community outreach initiatives as an extension of its labor practices, which have resulted in donations of more than $18.7 million to charities and community groups addressing a variety of needs in employees’ communities, such as hunger, veteran support, at-risk children, sheltering the victims of domestic abuse, literacy, cancer research, homelessness and humane societies.  Finally, in addition to the Company’s own labor practices, the Company supports efforts to eradicate slavery and human trafficking in its supply chain.  Accordingly, the Company’s suppliers are required to acknowledge there is no slavery or human trafficking involved with the products they supply to the Company.

Given the Company’s ongoing focus on material human capital risks and opportunities, including workforce diversity and inclusion and labor practices, creation of the requested report would require significant time and expense and would offer little added benefit to shareholders in light of the information already provided and intended to be provided by the Company.

The Board also believes that the proposal seeks to advance a solution to a problem that does not exist at the Company.  In particular, the proposal ignores the tremendous shareholder value created by the Company’s outstanding long-term performance and the Board and management’s exceptional leadership.  For example, the Company’s stock price grew from $192.62 at the end of 2014 to $438.26 at the end of 2019, representing a total shareholder return of 128% over the most recent five-year period.  By comparison, the total shareholder return of the S&P 500 Index during the same five-year period was 57%.  The strong performance of the Company’s stock in both absolute and relative terms underscores the fact that the proposal does not seek to address any performance-related deficiencies at the Company.

The Company remains committed to providing reasonable, cost-effective and transparent information on material human capital risks and opportunities to its stakeholders, including investors, customers and our communities.  The Board believes that preparation and publication of the requested report, however, would not be an efficient use of the Company’s financial and human resources.  In particular, the requested report would not provide sufficient benefits to justify the required time and expense, particularly in light of the information already available on the Company’s website or otherwise publicly available.  Therefore, the Board believes that the requested report is unnecessary and not in the best interest of the Company or its shareholders.

Recommendation of the Board:

For the foregoing reasons, the Board of Directors recommends that you vote “AGAINST” proposal 6 to requesting a report.  As with all proposals, if the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL RELATING TO MATERIAL HUMAN CAPITAL RISKS AND OPPORTUNITIES.

PROPOSAL 7 - SHAREHOLDER PROPOSAL ENTITLED “INDEPENDENT BOARD CHAIRMAN”

The Company has been advised that Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated he is a beneficial owner of no fewer than 50 shares of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

“Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible.  Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time.  Compliance with this policy is waived if no independent director is available and willing to serve as Chairman.

This proposal topic won 50%-plus support at 5 major U.S. companies in one-year including 73%-support at Netflix.  These 5 majority votes would have been still higher if all shareholders had access to independent proxy voting advice.  This proposal topic won 36%-support at our 2016 annual meeting which is significant.

However in 2016 this situation probably did not exist:  Both our Chairman, David O'Reilly, and our Lead Director, Jay Burchfield, received 6-times as many negative votes each in 2019 as 2 other directors.  Plus David O'Reilly had 47-years long tenure and Jay Burchfield had 22-years long-tenure.  Long-tenure in a director is the opposite of independence and independence can be the most important attribute for a director especially a Chairman or a Lead Director.

In 2019 shareholders rejected management's advice and gave 51%-support to a shareholder proposal to make calling a special meeting more accessible to shareholders.  This 51 % support probably represents more than 55% support from shareholders who have access to independent proxy voting advice.

Management should take into consideration that many shareholders lack access to independent proxy voting advice and thus 51 % support is truly impressive.  Plus the 2019 O'Reilly proxy said that O'Reilly is committed to stockholder engagement.  Apparently the O'Reilly stockholder engagement did not foresee the 51%-vote.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

Please vote yes:

Independent Board Chairman-Proposal 7”

The Company’s Statement in Opposition to Proposal 7:

The Board recommends a vote AGAINST proposal 7, as the Board believes the proposal is unnecessary and not in the best interests of the shareholders.

The roles of the Chairman and Chief Executive Officer are currently separate.

The Company already has a separate Chairman and Chief Executive Officer, contrary to the proponent’s implications, and those positions have been filled by separate individuals for the last 15 years.  Nevertheless, the Board has carefully considered and approved its current leadership structure and firmly believes that such structure is appropriate and in the best interests of the Company and its shareholders.  In particular, the Board believes that its current leadership structure allows our Chief Executive Officer to focus on developing and implementing the Company’s business strategies and objectives and supervising day-to-day business operations and allows our Chairman to lead the Board in its oversight and advisory roles.  The Board also believes that the current separation of the Chairman and Chief Executive Officer roles provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

A flexible leadership structure is the most effective for the Company and our shareholders.

The Company does not have a formal policy requiring that the positions of Chairman and Chief Executive Officer be separated or requiring that the position of Chairman be filled only by an independent director. Instead, the Board believes that the Company and its shareholders are best served when leadership choices are made by the Board on a case-by-case basis - rather than be dictated by a predetermined policy.  This approach provides the Board with the necessary flexibility to determine whether the positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time.  Adopting a policy to restrict the Board’s discretion in selecting the Chairman, as well as restricting the ability to combine the positions of Chairman and Chief Executive Officer, would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman regardless of what the Board believes to be in the best interests of the Company and its shareholders.

In addition, the Board effectively oversees management and provides vigorous oversight of the Company’s business and affairs.  The Board and its standing committees, which consist entirely of independent directors, vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives.  Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance programs.  Moreover, the Board has adopted a practice of appointing an Independent Lead Director who is charged with acting as a liaison among other directors, with management and between Board committees and the Board.  The Independent Lead Director could also preside at Board meetings in the absence of the Chairman.  This position improves the functionality of the Board and its Committees and aids in the fiduciary obligations each director has to the Company and its shareholders.

The Company’s long track record of performance demonstrates that the Company’s existing corporate governance policies are effective.

The Board also believes that the proposal seeks to advance a solution to a problem that does not exist at the Company.  In particular, the proposal ignores the tremendous shareholder value created by the Company’s outstanding long-term performance and the Board and management’s exceptional leadership.  For example, the Company’s stock price grew from $192.62 at the end of 2014 to $438.26 at the end of 2019, representing a total shareholder return of 128% over the most recent five-year period.  By comparison, the total shareholder return of the S&P 500 Index during the same five-year period was 57%.  The strong performance of the Company’s stock in both absolute and relative terms underscores the fact that the proposal does not seek to address any performance-related deficiencies at the Company.

The Board further believes the current leadership model, when combined with our independent board governance structure, provides strong and consistent leadership and independent and effective oversight of the Company’s business and affairs.  The proposal attempts to impose an inflexible policy that does not permit the Board, regardless of the circumstances, to exercise judgment about which arrangements would best serve the interests of our shareholders.  The Board does not believe that adoption of such policy is either the right approach or necessary for the Company or its shareholders.

Given the current separation of the Chairman and Chief Executive Officer roles, coupled with the Company’s strong corporate governance policies and long track record of performance, the Board believes that adoption of the proposal is unnecessary and not in the best interest of the Company or its shareholders.  Further, our shareholders affirmed this view by rejecting a substantially similar proposal submitted by the same proponent at our 2016 annual meeting of shareholders.

Recommendation of the Board:

For the foregoing reasons, the Board of Directors recommends that you vote “AGAINST” proposal 7 to adopt an independent board chairman policy.   As with all proposals, if the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL ENTITLED “INDEPENDENT BOARD CHAIRMAN.”

EQUITY COMPENSATION PLANS

The following table sets forth shares authorized for issuance under the Company’s equity compensation plans as of December 31, 2019 (in thousands, except weighted-average exercise price):

Number of securities remaining
	Number of shares to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected in
	warrants and rights	warrants and rights (a)	column (a)).
Equity compensation plans approved by shareholders	1,635	$218.10	5,749
Equity compensation plans not approved by shareholders	—	—	—
Total	1,635	$218.10	5,749
a)	Includes weighted average exercise price of outstanding stock options.

ANNUAL REPORT

The Annual Report of the Company for the year ended December 31, 2019, containing, among other things, audited consolidated financial statements of the Company, accompanies this proxy statement.

FUTURE PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be presented at the 2021 Annual Meeting and included in the Company’s proxy materials relating to that meeting pursuant to Rule 14a‑8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November [27], 2020.  In order for shareholder proposals made outside of Rule 14a‑8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a‑4(c) under the Exchange Act, the Company’s Bylaws require that such proposals must be submitted, not later than February 13, 2021, and not earlier than January 14, 2021.  In order for director nominations to be included in the Company’s proxy materials pursuant to the Bylaws, nominations must comply with the requirements and conditions of the Bylaws, including the delivery of proper notice to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement not later than November [27], 2020, and not earlier than October [28], 2020.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting other than as set forth in this proxy statement.  If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.

MISCELLANEOUS

The Company will pay the cost of soliciting proxies in the accompanying form.   In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, fax or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

Shareholders are urged to mark, sign, date and send in their proxies without delay or vote via telephone or Internet using the instructions on the proxy card.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with the Company’s Board, specific individual Directors or the independent Directors as a group, may do so by directing a written request addressed to such Director(s) in care of the Corporate Secretary at 233 South Patterson Avenue, Springfield, Missouri, 65802 or via e-mail through its website at www.OReillyAuto.com.   Such communication will be directed to the intended Director, group of Directors or the entire Board, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy statement or Annual Report is being delivered to multiple shareholders sharing an address, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies.   The Company will deliver promptly upon oral or written request a separate copy of the proxy statement or Annual Report, as applicable, to any shareholder at your address.  If you wish to receive a separate copy of the proxy statement or Annual Report, you may call the Secretary of the Company at (417) 874‑7161, or send a written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary.   Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or Annual Report may request delivery of a single copy, also by calling the Secretary of the Company at the number or writing to the Company at the address listed above.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019, filed by the Company with the SEC.

A copy of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019 (as filed with the SEC), including financial statements and financial statement schedules (excluding most exhibits), is available to shareholders without charge, upon written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary.

By Order of the Board of Directors

Tricia Headley

Secretary

Springfield, Missouri

March [27], 2020

ANNEX A

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION TO REDUCE STOCK OWNERSHIP REQUIRED FOR SHAREHOLDERS TO CALL SPECIAL MEETING

Article VII:

A special meeting of the shareholders may be called only by: (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors; (ii) the Chief Executive Officer of the corporation; (iii) the Chief Operating Officer of the corporation; or (iv) as and to the extent required by the Bylaws of this corporation, by the Secretary of this corporation upon the written request of the holders of record of at least ~~twenty-five~~fifteen percent (~~25~~15%) of the voting power of all outstanding shares of common stock of the corporation entitled to vote at such meeting, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in this corporation’s Bylaws.  At such special meeting of shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as were specified in the notice thereof.

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ANNEX B

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION TO DELETE UNNECESSARY AND OUTDATED LANGUAGE RELATED TO CLASSIFICATION OF BOARD AND TO REFLECT OTHER NON-SUBSTANTIVE REVISIONS

Article IV:

The number of directors of the corporation shall be that number that is fixed by, or in the manner provided in, the Bylaws of the corporation; provided, however, that the number of directors of the corporation shall not be less than three.  Directors need not be shareholders of the corporation.

~~Prior to the 2015 annual meeting of shareholders, the Board of Directors shall be classified and shall be divided into three classes, as nearly equal in number as possible: Class I, Class II and Class III.  Class II directors were elected at the 2010 annual meeting of shareholders for a term expiring at the 2013 annual meeting of shareholders.  Class III directors were elected at the 2011 annual meeting of shareholders for a term expiring at the 2014 annual meeting of shareholders.  Class I directors were elected at the 2012 annual meeting of shareholders for a term expiring at the 2015 annual meeting of shareholders.  Commencing with the 2013 annual meeting of shareholders, successors to the class of directors whose term expires at such annual meeting shall be elected in accordance with this Article IV for a term expiring at the next succeeding annual meeting of shareholders and the election and qualification of their respective successors, if any.  Commencing with the 2015 annual meeting of shareholders, the classification of directors shall cease, and all~~All directors shall be elected for a term expiring at the next succeeding annual meeting of shareholders and the election or qualification of their respective successors, if any.

As used in these Articles of Incorporation, the term “entire Board of Directors” means the directors comprising all the classes into which the Board of Directors has been divided, if any.  Subject to the rights, if any, of the holders of any class of capital stock of the corporation other than common stock then outstanding, any vacancies in the Board of Directors that occur for any reason prior to the expiration of the term of office of a director, including vacancies that occur by reason of an increase in the number of directors, shall be filled only by the Board of Directors of the corporation, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum).

B-1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

O’REILLY AUTOMOTIVE, INC.

B-2

O’REILLY AUTOMOTIVE, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of O’Reilly Automotive, Inc., to be held at the DoubleTree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri, on Thursday, May 14, 2020, at 10:00 a.m. Central Time.

We intend to hold our Annual Meeting in person.  However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose.  In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting in a press release and a filing with the Securities and Exchange Commission as promptly as practicable, which may include holding the meeting solely by means of remote communication.  Please also monitor our website at www.OReillyAuto.com for updated information.  If you are planning to attend our meeting in person, please check the website one week prior to the meeting date for final details.   We encourage you to vote your shares prior to the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience or voting via telephone or Internet using the instructions on the proxy card.

2019 HIGHLIGHTS

•	27th consecutive year of positive comparable store sales increases
•	Comparable store sales increase of 4.0%
•	6% increase in sales to $10.15 billion
•	Gross profit increased to 53.1% of sales
•	Net income increased 5% to $1.39 billion
•	Diluted EPS increased 11% to $17.88
•	Total store count increased to 5,460 stores in 47 U.S. states and Mexico
•	Accounts payable to inventory ratio of 104.6%

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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PROXY

O’REILLY AUTOMOTIVE, INC.

Annual Meeting of Shareholders

Thursday, May 14, 2020

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints David O’Reilly,  Larry O’Reilly and Greg Henslee, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote as the undersigned designates, all shares of Common Stock of O’Reilly Automotive, Inc., a Missouri corporation, held by the undersigned on March 16, 2020, at the Annual Meeting of Shareholders to be held on May 14, 2020, at 10:00 a.m. Central Time in Springfield, Missouri, or at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.   IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2,  3, 4 AND 5, AND “AGAINST” PROPOSALS 6 AND 7, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side.

PRELIMINARY PROXY CARD DATED MARCH 17, 2020 – SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, May 13, 2020.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by O’Reilly Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1‑800‑690‑6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, May 13, 2020.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

O’REILLY AUTOMOTIVE, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2,  3, 4 and 5, and AGAINST Proposals 6 and 7 (as described in the accompanying Proxy Statement):

1.	Election of Director Nominees:		For	Against	Abstain
	1a.	David O’Reilly	☐	☐	☐
	1b.	Larry O’Reilly	☐	☐	☐
	1c.	Greg Henslee	☐	☐	☐
	1d.	Jay D. Burchfield	☐	☐	☐
	1e.	Thomas T. Hendrickson	☐	☐	☐
	1f.	John R. Murphy	☐	☐	☐
	1g.	Dana M. Perlman	☐	☐	☐
	1h.	Maria A. Sastre	☐	☐	☐
	1i.	Andrea M. Weiss	☐	☐	☐
2.	Advisory vote to approve executive compensation.		☐	☐	☐
3.	Ratification of appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2020.		☐	☐	☐
4.	To approve a proposal to amend the Articles of Incorporation to reduce stock ownership required for shareholders to call a special meeting.		☐	☐	☐
5.	To approve a proposal to amend the Articles of Incorporation to delete unnecessary and outdated language related to classification of Board and to reflect other non-substantive revisions.		☐	☐	☐
6.	Shareholder proposal relating to material human capital risks and opportunities.		☐	☐	☐
7.	Shareholder proposal entitled “Independent Board Chairman.”		☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

			Yes	No
Please indicate if you plan to attend the meeting.			☐	☐

Please sign exactly as name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [Please sign within box]	Date	Signature (Joint Owners)	Date